UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KLA-Tencor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 4, 2009

To the Stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (“we” or the “Company”), a Delaware corporation, will be held on Wednesday, November 4, 2009 at 1:00 P.M., local time, in Multipurpose Rooms East and West in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect as Class II Directors the four candidates nominated by our Board of Directors to each serve for a three-year term, each until his successor is duly elected.

2.	To approve the amendment and restatement of our 2004 Equity Incentive Plan (the “2004 Equity Plan”) to increase the number of shares reserved for issuance under the 2004 Equity Plan by 11,000,000 shares and reapprove the material terms of the 2004 Equity Plan, including the list of corporate performance goals through which certain awards made under the plan may be earned in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”).

3.	To approve the material terms of our Performance Bonus Plan, including an expansion and reapproval of the list of corporate performance goals to which the payment of cash bonus awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m).

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 15, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Richard P. Wallace
President and Chief Executive Officer
Milpitas, California

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being distributed and made available on or about September 24, 2009.

All stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you expect to attend the Annual Meeting in person, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

KLA-TENCOR CORPORATION

2009 ANNUAL MEETING OF STOCKHOLDERS – PROXY STATEMENT

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	2

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING	3

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS	6

PROPOSAL ONE: ELECTION OF DIRECTORS	8

INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES	10

PROPOSAL TWO: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2004 EQUITY INCENTIVE PLAN	13

PROPOSAL THREE: APPROVAL OF THE MATERIAL TERMS OF OUR INTERNAL REVENUE CODE 162(m) PERFORMANCE BONUS PLAN	28

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2010	35

OUR CORPORATE GOVERNANCE PRACTICES	37

ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES	39

DIRECTOR COMPENSATION	42

INFORMATION ABOUT EXECUTIVE OFFICERS	47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49

EXECUTIVE COMPENSATION AND OTHER MATTERS	52

COMPENSATION DISCUSSION AND ANALYSIS	52

COMPENSATION COMMITTEE REPORT	75

EXECUTIVE COMPENSATION TABLES	76

Summary Compensation Table	76

Grants of Plan-Based Awards	79

Outstanding Equity Awards at Fiscal Year End	81

Stock Vested	85

Nonqualified Deferred Compensation	86

Potential Payments Upon Termination or Change of Control	88

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	92

EQUITY COMPENSATION PLAN INFORMATION	93

REPORT OF THE AUDIT COMMITTEE	94

i

ANNUAL MEETING OF STOCKHOLDERS

OF

KLA-TENCOR CORPORATION

To be held on November 4, 2009

PROXY STATEMENT

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS

1. Why am I receiving these materials?	The Board of Directors of KLA-Tencor Corporation (“KLA-Tencor,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA-Tencor’s Annual Meeting of Stockholders to be held on Wednesday, November 4, 2009 at 1:00 P.M., local time. As a stockholder of record, you are invited to attend the Annual Meeting, which will be held in Multipurpose Rooms East and West in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with our Annual Report for fiscal year 2009, were first made available on or about September 24, 2009 to all stockholders entitled to vote at the Annual Meeting. KLA-Tencor’s principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

2. How may I obtain KLA-Tencor’s Annual Report?	A copy of our Annual Report on Form 10-K for fiscal year 2009 is available free of charge on the Internet from the Securities and Exchange Commission’s website at http://www.sec.gov, as well as on our website at http://ir.kla-tencor.com.

3. Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	This year, relying on the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet, we are mailing to our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

4. How can I access the proxy materials over the Internet?	Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://www.kla-tencor.com/annualmeeting.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

5. How may I obtain a paper copy of the proxy materials?	Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

6. What should I do if I receive more than one set of voting materials?	You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address provided in the answer to Question 7 below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, calling our Investor Relations department at (408) 875-3600 or via our website at http://ir.kla-tencor.com.

7. I received one copy of these materials. May I get additional copies?	Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3600.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

8. Who may vote at the Annual Meeting?	You may vote at the Annual Meeting if our records showed that you owned shares of KLA-Tencor Common Stock as of September 15, 2009 (the “Record Date”). At the close of business on that date, we had a total of 170,717,818 shares of Common Stock issued and outstanding, which were held of record by approximately 667 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

9. What proposals are being voted on at the Annual Meeting?	In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following four proposals will be presented at the Annual Meeting:

A.	Election of four candidates nominated by our Board of Directors to each serve for a three-year term;

B.	Approval of the amendment and restatement of our 2004 Equity Incentive Plan (the “2004 Equity Plan”) to increase the number of shares reserved for issuance under the 2004 Equity Plan by 11,000,000 shares and reapprove the material terms of the plan, including the list of corporate performance goals through which certain awards made under the plan may be earned in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”);

C.	Approval of the material terms of our Performance Bonus Plan, including an expansion and reapproval of the list of corporate performance goals to which the payment of cash bonus awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m); and

D.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING

10. How can I vote if I own shares directly?	If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in accordance with the instructions described below. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your shares in the following ways:

A.	By Telephone: Votes may be cast by telephone prior to 11:59 P.M. EST on November 3, 2009. Stockholders of record who have received a notice of availability of the proxy materials by mail must have the control number that appears on their notice available when voting. Stockholders of record who received notice of the availability of the proxy materials by e-mail must have the control number included in the e-mail available when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Those stockholders should check the voting instruction card for telephone voting availability;

B.	By Internet: Votes may be cast through the Internet voting site prior to 11:59 P.M. EST on November 3, 2009. Stockholders who have received a notice of the availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received notice of the availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card;

C.	By Mail: Votes may also be cast by mail, as long as the proxy card or voting instruction card is delivered to the Company prior to 11:59 P.M. EST on November 3, 2009. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope; or

D.	In Person: Attend the Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by mail, telephone or Internet without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the four nominees listed herein for the Board of Directors), FOR Proposal Two (the approval of the amendment and restatement of the 2004 Equity Plan to increase the number of shares reserved and the reapproval of the material terms of the plan, including the list of corporate performance goals permitted under such plan for purposes of Section 162(m)), FOR Proposal Three (the approval of the material terms of our Performance Bonus Plan for purposes of Section 162(m)), and FOR Proposal Four (the ratification of our independent registered public accounting firm). When proxies are properly dated, executed and returned (whether by returned proxy card, telephone or Internet), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

11. How may I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

12. Can I change my vote?	You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:

•	Advise our General Counsel in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

•	Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question #10 above.

13. Who will bear the cost of this proxy solicitation?	KLA-Tencor is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Company to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $8,000 for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

14. Can my broker vote my shares if I do not instruct him or her how I would like my shares voted?	Yes. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on Proposal One (Election of Directors) and Proposal Four (Ratification of Independent Registered Public Accounting Firm).

The Securities and Exchange Commission recently approved a rule amendment that will eliminate your record holder’s discretion to vote your shares on the election of directors, in the absence of specific instructions from you (the beneficial owner). However, that rule amendment is effective for stockholder meetings held on or after January 1, 2010, so the existing rules regarding discretionary voting (as described in the preceding paragraph) will remain in effect for the Annual Meeting.

15. Are abstentions and broker non-votes counted?	Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).

Since abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of Directors), abstentions will have the same effect as a vote against the proposal (other than the election of Directors).

Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

16. How does the Board of Directors recommend that I vote?	The Board of Directors recommends that stockholders vote as follows:

A.	“FOR” the election of the four Class II Director candidates nominated by our Board of Directors: Robert P. Akins, Robert T. Bond, Kiran M. Patel and David C. Wang;

B.	“FOR” the amendment and restatement of the 2004 Equity Plan to increase the number of shares reserved for issuance under the plan by 11,000,000 shares and reapprove the material terms of the plan, including the list of corporate performance goals through which certain awards may be earned in order to qualify those awards as performance-based compensation for purposes of Section 162(m);

C.	“FOR” the material terms of our Performance Bonus Plan, including the expansion and reapproval of the list of corporate performance goals to which the payment of cash bonus awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m); and

D.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

17. Will any other business be transacted at the Annual Meeting?	We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

18. What happens if the Annual Meeting is adjourned or postponed?	If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS

19. Can I present other business to be transacted from the floor at the Annual Meeting?	A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We have not received any timely notices with respect to the Annual Meeting regarding the presentation by any stockholders of business from the floor of the meeting. Accordingly, we do not expect to acknowledge any business presented from the floor at the Annual Meeting.

20. What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year (which is expected to be held in November 2010), our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 26, 2010. Such proposals also must comply with Securities and Exchange Commission (“SEC”)

regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

KLA-Tencor Corporation

One Technology Drive

Milpitas, California 95035

Fax: (408) 875-4144

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•	Not earlier than the close of business on July 7, 2010, and

•	Not later than the close of business on August 6, 2010.

If the date of the stockholder meeting is moved more than 30 days before or 60 days after November 4, 2010, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

21. How may I recommend or nominate individuals to serve as directors?	You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 20 above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA-Tencor and its stockholders.

22. What is the deadline to propose or nominate individuals to serve as directors?	A stockholder may send a proposed director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the annual meeting.

To nominate an individual for election at an annual stockholder meeting, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, for our annual meeting next year, will generally require that the notice be received by our Corporate Secretary between the close of business on July 7, 2010 and the close of business on August 6, 2010, unless the annual meeting is moved by more than 30 days before or 60 days after November 4, 2010, in which case the deadline will be as described in Question 20.

23. How may I obtain a copy of KLA-Tencor’s bylaws?	For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3600. A copy of our bylaws is also available free of charge on the Internet our website at http://ir.kla-tencor.com and from the SEC’s website at http://www.sec.gov.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Background	We have a classified Board of Directors with three classes. At each annual meeting, a class of Directors is elected for a full term of three years to succeed those Directors whose terms expire at the annual meeting. At this Annual Meeting, the terms of the Class II Directors are expiring.

The three incumbent Class I Directors are Robert M. Calderoni, John T. Dickson and Kevin J. Kennedy. The Class I Directors will serve until the annual meeting of stockholders to be held in 2011 or until their respective successors are duly elected and qualified.

The four incumbent Class II Directors are Robert P. Akins, Robert T. Bond, Kiran M. Patel and David C. Wang. They are up for re-election at the Annual Meeting.

The three incumbent Class III Directors are Edward W. Barnholt, Stephen P. Kaufman and Richard P. Wallace. The Class III Directors will serve until the annual meeting of stockholders to be held in 2010 or until their respective successors are duly elected and qualified.

Nominees	The term of the four current Class II Directors will expire on the date of the Annual Meeting. The four incumbent Class II Directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent Directors as determined under the rules of the NASDAQ Stock Market, recommended the Class II Director nominees, each of whom is an incumbent Director, as set forth in this Proposal One. Based on that recommendation, the members of the Board of Directors unanimously resolved to nominate such individuals for election.

The four candidates nominated by the Board of Directors for election as Class II Directors by the stockholders are:

•	Robert P. Akins;

•	Robert T. Bond;

•	Kiran M. Patel; and

•	David C. Wang.

If elected, the nominees for Class II Directors will serve as Directors until our annual meeting of stockholders in 2012, each until his successor is duly elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board of Directors may designate. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or who will decline to serve as a Director.

Vote Required and Recommendation

If a quorum is present and voting, the four nominees for Class II Directors receiving the highest number of affirmative votes will be elected as Class II Directors. Votes withheld from any Director and broker non-votes are counted for purposes of determining the presence or absence of a quorum but have no other legal effect on the selection of nominees for Directors. In accordance with our corporate governance policies, anyone who is elected as a Director in any uncontested election by a plurality and not a majority of votes cast will promptly tender his or her resignation to the Board of Directors, subject to acceptance, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors which the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board of Directors will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board of Directors regarding his or her resignation.

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES, WITH THE DIRECTORS WHO ARE NOMINEES ABSTAINING.

INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES

The following table sets forth certain information with respect to our Board of Directors as of the date of this Proxy Statement:

	Principal Occupation of Board Members	Age

Nominees for Election as Class II Directors

Robert P. Akins	Robert P. Akins has been a Director of KLA-Tencor since May 2008. Mr. Akins is a co-founder of Cymer, Inc. and has served as Cymer’s Chairman and CEO since its inception in 1986. Cymer is a leading supplier of excimer light sources for deep ultraviolet photolithography systems used in the semiconductor manufacturing process. Mr. Akins also served as Cymer’s President from its inception until May 2000. He currently serves on the boards of directors of SEMI (Semiconductor Equipment and Materials International) and SEMI North America.	58

Robert T. Bond	Robert T. Bond has been a Director of KLA-Tencor since August 2000. From April 1996 to January 1998, Mr. Bond served as Chief Operating Officer of Rational Software Corporation. Prior to that, he held various executive positions at Rational Software Corporation. Mr. Bond was employed by Hewlett-Packard Company from 1967 to 1983 and held various management positions during his tenure there.	66

Kiran M. Patel	Kiran M. Patel has been a Director of KLA-Tencor since May 2008. Mr. Patel serves as Executive Vice President and General Manager, Small Business Group of Intuit Inc., a provider of personal finance and small business software. Mr. Patel previously served as Intuit’s Senior Vice President and General Manager, Consumer Tax Group and as its Senior Vice President and Chief Financial Officer. Before joining Intuit, he was Executive Vice President and Chief Financial Officer of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as Chief Financial Officer and Executive Vice President.	61

David C. Wang	David C. Wang has been a Director of KLA-Tencor since May 2006. Mr. Wang has served as President of Boeing-China and Vice President of International Relations of The Boeing Company since 2002. Prior to joining Boeing, he spent 22 years at General Electric Company (“GE”), where he worked in various capacities, including most recently as Chairman and Chief Executive Officer of GE China. In addition, Mr. Wang served in executive positions with GE in Singapore, Malaysia and Mexico. Prior to joining GE, Mr. Wang held various engineering positions at Emerson Electric Co. He currently resides in Beijing and also serves on the Board of Directors of Terex Corporation, as well as a number of non-profit boards, including the Beijing International MBA Program Advisory Board at Beijing University and Junior Achievement China.	65

	Principal Occupation of Board Members	Age

Class I Directors

Robert M. Calderoni	Robert M. Calderoni has been a Director of KLA-Tencor since March 2007. He has served as Chairman of the Board of Directors of Ariba, Inc. since July 2003 and as Chief Executive Officer and a Director of Ariba since October 2001. From 2001 to 2004, Mr. Calderoni also served as Ariba’s President and, before that, as Ariba’s Executive Vice President and Chief Financial Officer. From 1997 to 2001, he served as Chief Financial Officer at Avery Dennison Corporation. He is also a member of the Board of Directors of Juniper Networks, Inc.	49

John T. Dickson	John T. Dickson has been a Director of KLA-Tencor since May 2007. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a position he held from August 2000 until October 2005. Prior to that, he held positions as the Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; Chairman and Chief Executive Officer of Shographics, Inc.; and President and Chief Executive Officer of Headland Technology Inc. Mr. Dickson is also a member of the Boards of Directors of National Semiconductor Corporation and Frontier Silicon, Ltd.	63

Kevin J. Kennedy	Kevin J. Kennedy has been a Director of KLA-Tencor since May 2007. Mr. Kennedy is President and Chief Executive Officer of Avaya Inc., a leading global provider of business communications applications, systems and services. Prior to joining Avaya in January 2009, Mr. Kennedy was President and Chief Executive Officer of JDS Uniphase Corporation, a position he held since September 2003. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology. Mr. Kennedy is also a member of the Board of Directors of JDS Uniphase Corporation.	53

	Principal Occupation of Board Members	Age

Class III Directors

Edward W. Barnholt	Edward W. Barnholt has been a Director of KLA-Tencor since 1995, and was named Chairman of the Board of Directors of KLA-Tencor in October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc., and he was Chairman of the Board of Directors of Agilent from November 2002 to March 2005. In March 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard in 1993 and Executive Vice President in 1996. Mr. Barnholt also serves on the Boards of Directors of Adobe Systems Incorporated and eBay Inc. He also serves on the Board of Trustees of the Packard Foundation and the Board of Directors of The Tech Museum of Innovation.	66

Stephen P. Kaufman	Stephen P. Kaufman has been a Director of KLA-Tencor since November 2002. Mr. Kaufman has been a Senior Lecturer at the Harvard Business School since January 2001. He was a member of the Board of Directors of Arrow Electronics, Inc. from 1984 to May 2003. From 1986 to June 2000, he was Chief Executive Officer of Arrow. From 1985 to June 1999, he was also Arrow’s President. From 1994 to June 2002, he was Chairman of the Board of Directors of Arrow. Mr. Kaufman also serves on the Boards of Directors of Harris Corporation and Thermo Fisher Scientific Inc.	67

Richard P. Wallace	Richard (Rick) P. Wallace currently serves as the President and Chief Executive Officer of KLA-Tencor. Mr. Wallace has been a Director and the Chief Executive Officer of KLA-Tencor since January 2006 and has also served as KLA-Tencor’s President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 21 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. He also currently serves as Vice-Chairman of the Board of Directors of SEMI. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.	49

PROPOSAL TWO:

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2004 EQUITY INCENTIVE PLAN

Our stockholders are being asked to approve the amendment and restatement of our 2004 Equity Incentive Plan (the “2004 Equity Plan”) that will increase the maximum number of shares of our Common Stock authorized for issuance over the term of the plan by an additional 11,000,000 shares from 21,000,000 to 32,000,000 shares and reapprove the material terms of the 2004 Equity Plan, including the list of corporate performance goals through which certain awards made under the plan may be earned in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

We rely significantly on equity incentives to attract and retain key employees and other personnel essential to our long-term growth and future success and believe that such incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. The proposed share increase will assure that a sufficient reserve of Common Stock remains available under the 2004 Equity Plan to allow us to continue to provide equity incentives to our key personnel on a competitive level.

The reapproval of the material terms of the plan will allow us to continue to award equity incentives with meaningful performance milestones that will qualify as performance-based compensation under Section 162(m) of the Code. Awards which so qualify will not be subject to the $1 million per person limitation on the income tax deductibility of compensation paid to certain executive officers that would otherwise be imposed under Section 162(m) of the Code.

The 2004 Equity Plan was approved by our stockholders on October 18, 2004 and became effective on such date. The 2004 Equity Plan replaced our 1982 Stock Option Plan and 2000 Nonstatutory Stock Option Plan (collectively, the “Replaced Plans”) and supplemented our 1998 Outside Director Option Plan. The share reserve of the 2004 Equity Plan includes approximately 1,500,000 shares that were transferred to the plan upon the expiration or forfeiture of options that were previously outstanding under the Replaced Plans. On November 15, 2007, our stockholders approved an amendment to the 2004 Equity Plan that, among other things, added 8,500,000 shares of our Common Stock to the maximum number of shares authorized for issuance under the terms of the plan. Our Board of Directors has approved the amendment and restatement of the 2004 Equity Plan that is the subject of this Proposal Two, subject to the approval of our stockholders at the Annual Meeting.

The following is a summary of the material terms and provisions of the 2004 Equity Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the 2004 Equity Plan, and is subject to, and qualified in its entirety by, the provisions of the 2004 Equity Plan. A copy of the actual plan document is attached as Appendix A to this Proxy Statement.

Summary of the 2004 Equity Plan

General

The purposes of the 2004 Equity Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to our employees, Board members and consultants, and promote the success of our business.

Administration

The 2004 Equity Plan may be administered by our Board of Directors or by a committee of Board members appointed by our Board (the “Administrator”). Subject to the provisions of the 2004 Equity Plan, the Administrator has the authority to: (i) interpret the plan and apply its provisions; (ii) establish, amend or rescind rules and regulations relating to the 2004 Equity Plan; (iii) select the persons to whom awards are to be made; (iv) subject to individual fiscal year limits applicable to each type of award, determine the number of shares or equivalent units to be made the subject of each award; (v) determine when and to what extent awards are to be made; (vi) determine the terms and conditions applicable to awards generally and to each individual award (including the provisions of the award agreement to be entered into between the Company and the participant); (vii) amend any outstanding award subject to applicable legal restrictions (except that repricing of outstanding options or stock appreciation rights will generally require stockholder approval, as indicated below); (viii) approve the forms of agreement to evidence the awards made under the plan; (ix) allow participants to satisfy withholding tax obligations by electing to have us withhold from the shares otherwise issuable upon the exercise, vesting or settlement of an award that number of shares (or cash equivalent) with a fair market value equal to the minimum amount of taxes required to be withheld (rounded up to the nearest whole share); and (x) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2004 Equity Plan. All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of awards under the 2004 Equity Plan and on all persons deriving their rights therefrom.

Types of Awards

The following types of awards may be made under the 2004 Equity Plan: incentive stock options under Section 422 of the Code, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance shares, performance units and deferred stock units. The principal features of each such award are described in more detail below.

Plan Reserve and Shares Counted Against Such Reserve

The maximum number of shares of Common Stock authorized for issuance over the term of the plan is limited to 32,000,000 shares, including the 11,000,000-share increase for which stockholder approval is sought as part of this Proposal. Such shares may be drawn from shares of our authorized but unissued shares or, with the approval of our Board of Directors, from shares reacquired by us, including shares repurchased on the open market. Any shares issued under the 2004 Equity Plan pursuant to a restricted stock unit, performance share or performance unit award will reduce the total number of shares available for issuance under the plan at the rate of 1.8 shares for every one share issued pursuant to such award, unless those shares are issued for a cash consideration per share equal to 100% of the fair market value of our Common Stock on the award date.

Shares subject to any outstanding awards under the plan that expire or otherwise terminate before those shares are issued will be available for subsequent awards. Unvested shares issued under the plan that either are forfeited by the participants or repurchased by us (at not more than the original exercise or issue price paid per share) pursuant to our repurchase rights under the plan will be added back to the number of shares reserved for issuance under the plan and will accordingly be available for subsequent issuance.

Should the exercise price of an option or other stock purchase right under the plan be paid with shares of our Common Stock, then the authorized reserve under the plan will be reduced only by the net number of new shares issued under the award. Upon the exercise of any SAR granted under the plan, the share reserve will only be reduced by the net number of shares actually issued upon such exercise, and not by the gross number of shares as to which such SAR is exercised.

Should shares of Common Stock otherwise issuable under the plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or settlement of an award under the plan (as has been our practice, for example, in connection with the vesting of restricted stock units issued under the plan), then the number of shares of Common Stock available for issuance under the plan will be reduced only by the net number of shares actually issued after such share withholding.

As of August 31, 2009, 2,589,524 shares of our Common Stock were subject to outstanding options under the 2004 Equity Plan, 5,695,692 shares were subject to outstanding RSU or performance share awards, 1,793,388 shares had been issued, and 5,632,746 shares remained available for future award under the 2004 Equity Plan (which does not take into account the 11,000,000 share increase for which stockholder approval is sought as part of this Proposal).

Eligibility

Awards may be granted to our employees, consultants and members of our Board of Directors. Incentive stock options may only be granted to employees. As of August 31, 2009, all four of our executive officers, all nine of our non-employee members of the Board and approximately 5,037 other employees were eligible to participate in the 2004 Equity Plan.

Code Section 162(m) Performance Goals

To assure that the compensation attributable to one or more awards of restricted stock units, performance shares, performance units or deferred stock units made under the plan will qualify as performance-based compensation for purposes of Section 162(m) of the Code, the Administrator has the authority to structure one or more of those awards so that they are earned or eligible to be earned only if certain pre-established corporate performance goals are attained. Awards which qualify as such performance-based compensation will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per covered executive officer that is otherwise imposed under Section 162(m).

At the Administrator’s discretion, one or more of the following performance goals may be utilized for purposes of such performance vesting: (i) total stockholder return; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or annual revenue targets; (vi) return on assets, equity or sales; (vii) cash flow, operating cash flow or cash position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to our business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base.

Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws or regulations affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; (F) the operations of any business we acquire; (G) divestiture of one or more business operations or the assets thereof; and (H) any other adjustment consistent with the operation of the plan.

Stockholder approval of this Proposal Two will also constitute reapproval of the foregoing list of performance goals for purposes of Section 162(m) of the Code, which requires that such performance goals, along with certain other material terms of such plans, be reapproved at least every five years. Accordingly, any deductions to which we would otherwise be entitled with respect to any restricted stock unit, performance share, performance unit or deferred stock unit awards that may be earned (or eligible to be earned) subject to the attainment of one or more of those approved performance goals will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m) of the Code.

Restricted Stock Unit and Performance Share 162(m) Share Limit

No participant may be granted in any one fiscal year restricted stock units or performance shares for more than 200,000 shares in the aggregate, except that in the fiscal year the participant commences service with us, he or she may receive such awards for up to 600,000 shares in the aggregate. Stockholder approval of this Proposal Two will also constitute reapproval of the 200,000 and 600,000 share limitations for purposes of Section 162(m) of the Code. Such share limitations will assure that any deductions to which we would otherwise be entitled with respect to any restricted stock unit or performance share awards with vesting tied to the attainment of one or more of the performance milestones specified above will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m) of the Code.

Grant of Restricted Stock Units

Subject to the terms and conditions of the 2004 Equity Plan, restricted stock units may be granted to our employees, consultants and Board members at any time and from time to time at the discretion of the Administrator. Subject to the Section 162(m) share limits set forth above, the Administrator will have complete discretion to determine (i) the number of shares subject to each restricted stock unit award and (ii) the vesting provisions in effect for that award, which will typically be based on continued service but may include a performance-based component. Until the shares are actually issued following the vesting of the award, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the underlying shares.

Restricted Stock Unit Award Agreement

Each restricted stock unit award will be evidenced by an agreement that will specify the cash consideration (if any) payable per underlying share of Common Stock, the applicable vesting schedule and such other terms and conditions as the Administrator will determine.

Grant of Performance Shares

Subject to the terms and conditions of the 2004 Equity Plan, performance share awards may be made to our employees and consultants at any time and from time to time as will be determined at the discretion of the Administrator. Subject to the Section 162(m) share limits set forth above, the Administrator will have complete discretion to determine (i) the number of shares of our Common Stock subject to each performance share award and (ii) the vesting provisions in effect for that award, which will typically be based on achievement of performance milestones but may also include a service-based component.

Performance Share Award Agreement

Each performance share award will be evidenced by an agreement that will specify the cash consideration (if any) payable per underlying share of Common Stock, the applicable vesting schedule and such other terms and conditions as the Administrator will determine.

Grant of Performance Units

Performance units are similar to performance shares, except that they will be settled in a cash amount equal to the fair market value of the underlying shares of our Common Stock as measured as of the vesting date. The shares available for issuance under the 2004 Equity Plan will not be diminished as a result of the cash settlement of performance unit awards.

Performance Unit Award Agreement

Each performance unit grant will be evidenced by an agreement that will specify the applicable vesting schedule and such other terms and conditions as the Administrator will determine. However, no participant will be granted a performance unit award in excess of $1 million in any fiscal year, except that an award of up to $3 million may be made to a participant in the fiscal year in which he or she commences service with us. Stockholder approval of this Proposal Two will also constitute reapproval of the $1 million and $3 million limitations for purposes of Section 162(m) of the Code. Such dollar limitations will assure that any deductions to which we would otherwise be entitled with respect to any performance unit awards with vesting tied to the attainment of one or more of the performance milestones specified above will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m) of the Code.

Deferred Stock Units

A deferred stock unit award will consist of a restricted stock unit, performance share or performance unit award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator in compliance with the applicable requirements of Section 409A of the Code. Deferred stock units are subject to the same individual annual limits that apply to each type of award.

Terms and Conditions of Options

Each option granted under the 2004 Equity Plan will be evidenced by a written stock option agreement between the optionee and us that is subject to the following terms and conditions:

i. Exercise Price

The exercise price may not be less than the fair market value of our Common Stock on the grant date of the option.

ii. Form of Consideration

The exercise price may be paid in cash or by check or with other shares of our Common Stock owned by the optionee or through a special sale and remittance procedure pursuant to which the optionee makes an immediate sale of the purchased shares and remits a portion of the sale proceeds to us in payment of the exercise price and any applicable withholding taxes.

iii. Exercise of the Option

Each stock option agreement will specify the term of the option and the date or dates when the option is to become exercisable. However, in no event will an option granted under the 2004 Equity Plan have a term in excess of 10 years.

iv. Termination of Employment

If an optionee’s employment terminates for any reason (other than death or permanent disability), all options held by such optionee under the 2004 Equity Plan will expire upon the earlier of (i) the expiration of the limited post-employment exercise period set forth in his or her option agreement or (ii) the expiration date of the option term. The optionee may, at any time before the applicable expiration date, exercise the option for all or any part of the shares for which that option was exercisable at the time of his or her termination of employment.

v. Permanent Disability

If an optionee is unable to continue employment with us as a result of permanent and total disability (as defined in the Code), all options held by such optionee under the 2004 Equity Plan will expire upon the earlier of (i) 12 months after the termination date of the optionee’s employment or (ii) the expiration date of the option term. The optionee may, at any time before the applicable expiration date, exercise the option for all or any part of the shares for which that option was exercisable at the time of his or her termination of employment.

vi. Death

If an optionee dies while employed by us, his or her options will expire upon the earlier of (i) 12 months after the date of his or her death or (ii) the expiration date of the option term. The executor or other legal representative of the optionee may, at any time before the applicable expiration date, exercise the option for all or any part of the option shares.

vii. Extension

If at any time during the applicable post-employment exercise period, the exercise of an option or the sale of the underlying shares cannot be effected in compliance with applicable securities laws or regulations, then such exercise period shall be extended by the period of time for which such exercise or sale was precluded, but in no event beyond the expiration date of the maximum option term.

viii. ISO Limitation

If the aggregate fair market value of all shares of Common Stock for which an optionee’s incentive stock options first become exercisable during any calendar year exceeds $100,000, then the excess will be treated and taxed as non-statutory options.

ix. Other Provisions

The stock option agreement may contain terms, provisions and conditions that are not inconsistent with the 2004 Equity Plan as determined by the Administrator.

Option and SAR 162(m) Share Limit

No participant may be granted stock options and SARs for more than 400,000 shares of our Common Stock in the aggregate in any fiscal year, except that options and SARs covering up to 1,200,000 shares in the aggregate may be granted to the participant in the fiscal year in which he or she commences service with us. Stockholder approval of this Proposal Two will also constitute reapproval of the 400,000 and 1,200,000 share limitations for purposes of Section 162(m) of the Code. Such share limitations will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or SARs granted under the plan will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m).

Exercise Price and Other Terms of Stock Appreciation Rights

The exercise price of SARs may not be less than the fair market value of the Common Stock on the grant date. The Administrator, subject to the provisions of the 2004 Equity Plan (including the Section 162(m) share limits referred to above and the exercise price restrictions), will have complete discretion to determine the terms and conditions of SARs granted under the 2004 Equity Plan.

Payment of Stock Appreciation Right Amount

Upon exercise of a SAR, the participant will be entitled to receive a payment in an amount equal to the product of (X) the amount by which the fair market value per share of our Common Stock on the exercise date exceeds the exercise price per share for that SAR and (Y) the number of shares as to which the SAR is exercised.

Payment upon Exercise of Stock Appreciation Right

At the discretion of the Administrator, the payment due upon the exercise of the SAR may be made in cash, shares of our Common Stock or a combination thereof. To the extent that a SAR is settled in cash, the shares available for issuance under the 2004 Equity Plan will not be diminished as a result of the cash settlement.

Stock Appreciation Right Agreement

Each SAR grant will be evidenced by an agreement that will specify the exercise price, the term of the SAR, the vesting schedule and such other terms and conditions as the Administrator may, in its sole discretion, determine.

Expiration of Stock Appreciation Rights

SARs granted under the 2004 Equity Plan expire as determined by the Administrator, but in no event later than ten (10) years from the date of grant. No SAR may be exercised by any person after its expiration date.

Valuation

Our Common Stock is listed on the NASDAQ Global Select Market. Accordingly, the fair market value of our Common Stock on any relevant date will be deemed to be equal to the closing selling price per share of our Common Stock (or the closing bid if no sales were reported) on that date. On August 31, 2009, the fair market value of our Common Stock determined on such basis was $31.20 per share.

No Repricing

The 2004 Equity Plan prohibits the reduction of the exercise price of an outstanding option or SAR, including a repricing by way of an exchange for another award under the plan, unless stockholder approval of the repricing is obtained. We have not engaged in any repricing programs which have resulted in a reduction to the exercise price of outstanding options or SARs under the plan.

Non-Transferability of Awards

Unless determined otherwise by the Administrator, an award granted under the 2004 Equity Plan may not be sold, pledged, assigned, transferred or otherwise disposed of in any manner other than by will or by the laws of inheritance following the participant’s death and may be exercised, during the participant’s lifetime, only by such participant. If the Administrator makes an award granted under the 2004 Equity Plan transferable, such award will contain such additional terms and conditions as the Administrator deems appropriate.

Leave of Absence

In the event a participant goes on a leave of absence, the vesting of each of his or her outstanding awards will cease until he or she returns to work, except as otherwise required by law or as otherwise determined by the Administrator.

Part-Time Service

Under the terms of the 2004 Equity Plan, unless the Administrator provides otherwise or except as otherwise required by law, the vesting of any service-vesting awards (other than restricted stock units and performance share awards) made to a participant under the 2004 Equity Plan will be extended on a proportionate basis in the event the participant transitions from a full-time to a part-time work schedule, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting will be proportionately re-adjusted prospectively in the event that the participant subsequently becomes regularly scheduled to work additional hours of service.

Under the terms of the 2004 Equity Plan, unless the Administrator provides otherwise or except as otherwise required by law, the vesting of any restricted stock units and performance share awards (to the extent earned) will continue unchanged and unaffected (i.e., they will vest in accordance with their original vesting schedules), notwithstanding whether the participant is at a full-time or part-time work schedule.

Adjustment Upon Changes in Capitalization

In the event any change is made to our outstanding Common Stock by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our Common Stock, spin-off transaction or any other increase or decrease in the number of the outstanding shares of our Common Stock effected without receipt of consideration by us, or should the value of the outstanding shares of our Common Stock be substantially reduced as the result of a spin-off transaction or extraordinary dividend or distribution, equitable and proportional adjustments will be made to the number and class of securities issuable under the 2004 Equity Plan, the individual fiscal year limits applicable to restricted stock units, performance share awards, SARs and options, the number and class of securities subject to each outstanding award under the 2004 Equity Plan, the exercise price in effect for each outstanding option or SAR and the cash consideration (if any) payable per share with respect to the shares of our Common Stock underlying any other outstanding awards under the plan. Any such adjustment will be made by the Compensation Committee of our Board of Directors in such manner as it deems appropriate, and its determination will be conclusive.

Change of Control

In the event of a change of control, the successor corporation (or its parent or subsidiary) will assume each outstanding award under the 2004 Equity Plan or replace that award with a substantially equivalent award which preserves the economic value of the replaced award. To the extent the successor corporation refuses to assume the outstanding awards or to substitute equivalent awards, those awards will become 100% vested at the time of the change of control. The Administrator will also have the discretion to structure awards under the plan so that the awards will become 100% vested upon a change of control, regardless of whether or not the options are assumed or substituted, or upon the subsequent termination of the participant’s employment.

A change of control will be deemed to occur for purposes of the 2004 Equity Plan in the event (a) we are acquired by merger or asset sale, (b) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of our outstanding securities or (c) there is a change in the majority of our Board of Directors as a result of one or more contested elections for Board membership.

Amendment, Suspensions and Termination of the 2004 Equity Plan

Our Board of Directors may amend, suspend or terminate the 2004 Equity Plan at any time; provided, however, that stockholder approval will be required for any amendment to the extent such approval is necessary to comply with applicable laws or regulations. The 2004 Equity Plan will terminate in June 2014.

New Plan Benefits

As of September 15, 2009, no awards had been granted, and no shares had been issued, under the 2004 Equity Plan on the basis of the 11,000,000 share increase to the share reserve under the plan that forms part of this Proposal.

Option Transactions	During the period from July 1, 2008 through August 31, 2009, no stock options were granted under the 2004 Equity Plan. Accordingly, during such period, no stock options were granted to any of the following groups for which the SEC requires disclosure:

•	Any of the Named Executive Officers (Richard P. Wallace. Mark P. Dentinger, Brian M. Martin, Virendra A. Kirloskar and John H. Kispert);

•	Any of the current executive officers (four persons);

•	Any of the nominees for re-election to the Board of Directors at the Annual Meeting (Robert P. Akins, Robert T. Bond, Kiran M. Patel and David C. Wang);

•	Any of the current directors (nine persons); or

•	Any of the current employees of the Company.

Stock Awards	The table below shows, as to each of the Named Executive Officers and the various other indicated individuals and groups, the number of shares of Common Stock subject to restricted stock unit and performance share awards made under the 2004 Equity Plan during the period July 1, 2008 through August 31, 2009. The vesting of such awards is tied to continued service and/or the attainment of specified performance goals, and no cash consideration is payable by the participants for the shares of Common Stock that actually become issuable under those awards.

NAME AND POSITION	NUMBER OF UNDERLYING SHARES
Richard P. Wallace	289,000	(1)
President & Chief Executive Officer

Mark P. Dentinger	123,000	(2)
Executive Vice President & Chief Financial Officer

Brian M. Martin Senior	71,500	(3)
Vice President, General Counsel & Corporate Secretary

Virendra A. Kirloskar	38,200	(4)
Senior Vice President & Chief Accounting Officer

John H. Kispert Former	—
President, Chief Operating Officer & Chief Financial Officer

All current executive officers as a group (4 persons)	521,700

Robert P. Akins	5,333
Director; Nominee for re-election to the Board of Directors at the Annual Meeting

Robert T. Bond	5,333
Director; Nominee for re-election to the Board of Directors at the Annual Meeting

Kiran M. Patel	5,333
Director; Nominee for re-election to the Board of Directors at the Annual Meeting

David C. Wang	5,333
Director; Nominee for re-election to the Board of Directors at the Annual Meeting

All current directors (other than executive officers) as a group (9 persons)	50,664

All current employees (as of August 31, 2009), including current officers who are not executive officers, as a group (2,450 persons)	2,403,365

(1)	Consists of the following: (a) fiscal year 2009 base and supplemental performance share awards of 100,000 shares (the maximum number of shares achievable under such awards), none of which shares will be issued to Mr. Wallace based on the Company’s failure to achieve the threshold level of operating margin during fiscal year 2009; and (b) 189,000 shares, representing the maximum aggregate number of shares that may be issued to Mr. Wallace under his service-based and performance-based share awards for fiscal year 2010. The vesting of Mr. Wallace’s performance-based fiscal year 2010 share awards is subject to achievement of the applicable objectives, and the vesting of all of Mr. Wallace’s fiscal year 2010 share awards (both his performance-based and exclusively service-based awards) is subject to Mr. Wallace’s completion of the service-vesting component applicable to such awards. For more information regarding Mr. Wallace’s fiscal year 2009 and 2010 share awards, including the allocation of fiscal year 2010 awards between performance-based and service-based awards, please refer to “Compensation Discussion and Analysis–Elements of Executive Officer Compensation–Long-Term Awards.”
(2)	Consists of the following: (a) 40,000 shares subject to a restricted stock unit award that was granted to Mr. Dentinger as a new hire award in November 2008, which shares are only subject to service-vesting requirements and (b) 83,000 shares, representing the maximum aggregate number of shares that may be issued to Mr. Dentinger under his service-based and performance-based share awards for fiscal year 2010. The vesting of Mr. Dentinger’s performance-based fiscal year 2010 share awards is subject to achievement of the applicable objectives, and the vesting of all of Mr. Dentinger’s fiscal year 2010 share awards (both his performance-based and exclusively service-based awards) is subject to Mr. Dentinger’s completion of the service-vesting component applicable to such awards. For more information regarding Mr Dentinger’s fiscal year 2009 and 2010 share awards, including the allocation of fiscal year 2010 awards between performance-based and service-based awards, please refer to “Compensation Discussion and Analysis–Elements of Executive Officer Compensation–Long-Term Awards.”
(3)	Consists of the following: (a) a fiscal year 2009 base performance share award of 15,000 shares (the maximum number of shares achievable under such award), none of which shares will be issued to Mr. Martin based on the Company’s failure to achieve the threshold level of operating margin during fiscal year 2009; (b) a fiscal year 2009 supplemental service-based restricted stock unit award of 15,000 shares; and (c) 41,500 shares, representing the maximum aggregate number of shares that may be issued to Mr. Martin under his service-based and performance-based share awards for fiscal year 2010. The vesting of Mr. Martin’s performance-based fiscal year 2010 share awards is subject to achievement of the applicable objectives, and the vesting of all of Mr. Martin’s fiscal year 2010 share awards (both his performance-based and exclusively service-based awards) is subject to Mr. Martin’s completion of the service-vesting component applicable to such awards. For more information regarding Mr. Martin’s fiscal year 2009 and 2010 share awards, including the allocation of fiscal year 2010 awards between performance-based and service-based awards, please refer to “Compensation Discussion and Analysis–Elements of Executive Officer Compensation–Long-Term Awards.”
(4)	Consists of the following: (a) a fiscal year 2009 base performance share award of 8,000 shares (the maximum number of shares achievable under such award), none of which shares will be issued to Mr. Kirloskar based on the Company’s failure to achieve the threshold level of operating margin during fiscal year 2009; (b) a fiscal year 2009 supplemental service-based restricted stock unit award of 8,000 shares; and (c) 22,200 shares, representing the maximum aggregate number of shares that may be issued to Mr. Kirloskar under his service-based and performance-based share awards for fiscal year 2010. The vesting of Mr. Kirloskar’s performance-based fiscal year 2010 share awards is subject to achievement of the applicable objectives, and the vesting of all of Mr. Kirloskar’s fiscal year 2010 share awards (both his performance-based and exclusively service-based awards) is subject to Mr. Kirloskar’s completion of the service-vesting component applicable to such awards. For more information regarding Mr. Kirloskar’s fiscal year 2009 and 2010 share awards, including the allocation of fiscal year 2010 awards between performance-based and service-based awards, please refer to “Compensation Discussion and Analysis–Elements of Executive Officer Compensation–Long-Term Awards.”

Federal Tax Information

Options

Options granted under the 2004 Equity Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

i. Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions.

For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made more than two (2) years after the date the option for the shares involved in such sale or disposition was granted and more than one (1) year after the date the option was exercised for those shares. If the sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be taxable as a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

ii. Non-Statutory Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we must collect the withholding taxes applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

Deferred Stock Units

A participant will generally be subject to employment taxes (e.g., Social Security and Medicare taxes) on the vesting date of a deferred stock award equal to the value of the vested shares received minus any amount paid for the shares. A participant will generally recognize taxable income upon receipt of the shares subject to the deferred stock award, and that taxable income will be in an amount equal to the value of the issued shares minus any amount paid for the shares. We must collect the withholding taxes applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the participant.

Restricted Stock Units and Performance Shares

No taxable income is recognized by the participant upon receipt of an award of restricted stock units or performance shares. The participant will recognize ordinary income in the year in which the shares subject to the award are actually issued to him or her. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we must collect the withholding taxes applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the participant.

Performance Units

No taxable income is recognized by the participant upon receipt of performance units. The participant will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the cash received in settlement, and we collect the withholding taxes applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the participant at the time the performance units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights

A participant who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares and the exercise of non-statutory options or stock appreciation rights with exercise prices not less than the fair market value per share of the underlying shares of Common Stock on the grant date will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options granted with an exercise price equal to the fair market value of our Common Stock on the grant date will remain deductible by us without limitation under Section 162(m) of the Code.

Any compensation deemed paid by us in connection with shares issued pursuant to a restricted stock unit, performance share or performance unit award under the 2004 Equity Plan will be subject to the $1 million limitation on income tax deductibility except to the extent the vesting of that award is based on the attainment of one or more of the performance milestones specified above in the section entitled “Code Section 162(m) Performance Goals.”

The foregoing is only a summary of the current effect of federal income taxation upon us and upon the participant, does not purport to be complete, and does not discuss the tax consequences of the participant’s death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

Vote Required and Recommendation	The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment and restatement of the 2004 Equity Plan. Should such stockholder approval not be obtained, then the proposed 11,000,000 share increase to the share reserve under the 2004 Equity Plan will not be implemented. The 2004 Equity Plan will, however, continue in effect, and option grants and other awards will continue to be made under the 2004 Equity Plan as currently in effect until all the shares currently available for award and issuance under the 2004 Equity Plan have been issued pursuant to such awards.

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THE ADOPTION OF THE AMENDMENT AND RESTATEMENT OF THE KLA-TENCOR 2004 EQUITY INCENTIVE PLAN AND THE APPROVAL OF THE MATERIAL TERMS THEREOF.

PROPOSAL THREE:

APPROVAL OF THE MATERIAL TERMS OF OUR INTERNAL REVENUE CODE 162(m) PERFORMANCE BONUS PLAN

Our stockholders are being asked to reapprove the material terms of our Internal Revenue Code 162(m) Performance Bonus Plan (the “Bonus Plan”), including an expansion of the corporate performance goals to which the payment of certain awards made under the Bonus Plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Code.

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the next three most highly compensated executive officers (excluding the principal financial officer). However, the $1 million deduction limit does not apply to “qualified performance-based compensation.” To be considered qualified performance-based compensation, bonus awards under the Bonus Plan must be subject to performance goals. The “material terms” of the Bonus Plan, including the performance criteria that may be used to establish performance goals that may qualify as “performance-based compensation,” must have been approved by stockholders within the five years preceding the award.

Our stockholders approved the Bonus Plan at our annual meeting of stockholders in November 2005. Because almost five years have passed since approval of the Bonus Plan, we are submitting this proposal to stockholders for reapproval of the material terms of the Bonus Plan. Reapproval of the material terms of the Bonus Plan will allow awards under the Bonus Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code.

For purposes of Section 162(m) of the Code, the material terms of the Bonus Plan include (i) the employees eligible to receive awards under the Bonus Plan, (ii) a description of the business criteria on which the performance goals may be based, and (iii) either the maximum amount of compensation that can be paid to a covered employee under the plan or the formula used to calculate the amount of compensation that could be paid if the applicable performance goals are satisfied. Each of these aspects of the Bonus Plan is discussed below and is followed by a description of the other material features of the Bonus Plan.

A copy of the Bonus Plan is included as Appendix B to this Proxy Statement. Capitalized terms used but not defined in this proposal have the same meaning as in the Bonus Plan.

Eligibility for Awards under the Bonus Plan	Bonus awards under the Bonus Plan may be granted to employees of KLA-Tencor and its subsidiaries and affiliates. Directors who are not our employees are not eligible to participate in the Bonus Plan.

The Compensation Committee of our Board of Directors (the “Committee”) selects the employees who will be eligible to receive awards under the Bonus

Plan for each performance period. The actual number of employees who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Committee has discretion to select the participants.

For the current Bonus Plan performance period (which will run for the duration of our 2010 fiscal year (July 1, 2009 through June 30, 2010)), approximately 26 employees have been designated for participation in the fiscal year 2010 performance period, including all of our executive officers. We currently expect that a similar number of employees will participate in future years and performance periods, but the actual number of employees participating may be higher or lower as determined by the Committee.

Performance Goals under the Bonus Plan	At the Committee’s discretion, if this Proposal Three is approved by the stockholders at the Annual Meeting, one or more of the following performance goals may be utilized for purposes of determining to what extent performance-based awards under the Bonus Plan may be earned (or eligible to be earned): (i) total stockholder return; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or annual revenue targets; (vi) return on assets, equity or sales; (vii) cash flow, operating cash flow or cash position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to our business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base.

Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The Committee may choose to set goals (from the above list): (a) in absolute terms, (b) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or per capita basis, (d) against the performance of KLA-Tencor as a whole or against particular segments or products and/or (e) on a pre-tax or after-tax basis. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws or regulations affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; (F) the operations of any business we acquire; (G) divestiture of one or more business operations or the assets thereof; and (H) any other adjustment consistent with the operation of the plan.

Stockholder approval of this Proposal Three will also constitute approval of the foregoing list of performance goals for purposes of Section 162(m) of the Code. Accordingly, any deductions to which we would otherwise be entitled with respect to any restricted stock unit, performance share, performance unit or deferred stock unit awards that may be earned (or eligible to be earned) subject to the attainment of one or more of those approved performance goals will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m) of the Code.

No vesting requirements tied to the attainment of performance objectives may be waived or accelerated with respect to awards that are intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of certain involuntary terminations or changes in control or ownership.

Maximum Awards under the Bonus Plan	After the end of a performance period (that is, the time period established for the achievement of one or more pre-established performance goals), the Committee will certify in writing the extent to which such performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $4 million per person for any performance period (provided that, for any performance period that is less than 12 months in duration, the maximum award payable to a participant with respect to that performance period is equal to $4 million multiplied by a fraction representing the portion of a full year represented by the applicable performance period), even if the pre-established formula otherwise indicates a larger award. Also, no participant may participate in more than three performance periods at any one time.

The Committee has discretion to reduce or eliminate the actual award of any participant. Also, unless determined otherwise by the Committee, a participant will forfeit the bonus if a participant terminates employment before the bonus actually is paid.

Other Material Features of the Bonus Plan

General

The purpose of the Bonus Plan is to increase stockholder value and the success of KLA-Tencor by motivating key executives to perform to the best of their abilities and to achieve our corporate objectives. The Bonus Plan’s goals provide such executives with incentive awards only after they achieve specified performance goals.

Administration

The Bonus Plan is administered by the Committee. The Committee may delegate specific administrative tasks to KLA-Tencor employees or others to assist with day-to-day administration of the Bonus Plan. To the extent such a delegation of authority has been made, the term “Committee” in this Proposal Three should be read as “Committee or its delegate.” The Committee shall consist of two or more members of the Board who are not our employees and who otherwise qualify as outside directors under Section 162(m) of the Code. Subject to the terms of the Bonus Plan, the Committee has sole discretion to:

•	select the employees who will be eligible to receive awards;

•	determine the target award for each participant;

•	establish a period of time or “performance period” during which performance will be measured;

•	set the performance goals that must be achieved during the performance period before any actual awards are paid;

•	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	interpret the provisions of the Bonus Plan.

Plan Operation

The duration of each performance period will be determined by the Committee in its discretion. To date, since the inception of the Bonus Plan, each of the performance periods that have been established by the Committee under the Bonus Plan has lasted for one fiscal year. However, the Committee may establish shorter or longer performance periods in the future (up to a maximum of three fiscal years). Also, as noted above, no participant may participate in more than three performance periods at any one time. For each performance period, the Committee will designate the employees eligible to participate in that performance period and for each participant also will establish a target award (expressed as a percentage of the participant’s base salary or a specific dollar amount) and the performance goal or goals that must be achieved before an award actually will be paid to the participant.

Actual awards are paid in cash following the end of the applicable performance period. The Committee has discretion to defer payment of part or all of any bonuses and/or to apply a vesting schedule to part or all of any bonuses, subject to compliance with Section 409A of the Code. No vesting schedule (that is, the period of time for which an employee must remain employed to actually receive the bonus) may be longer than four years.

The Committee also may pay bonuses to Bonus Plan participants outside of the Bonus Plan for the accomplishment of strategic or other individual goals. Any bonuses paid outside of the Bonus Plan will not qualify under Section 162(m) of the Code and therefore we might not receive a tax deduction for those bonuses (if any). However, the Bonus Plan has been designed to permit the payment of awards that qualify under Section 162(m) of the Code.

Federal Income Tax Considerations

An actual award under the Bonus Plan generally will be compensation taxable as ordinary income (and subject to income tax withholding) when paid to the participant. We generally will be entitled to a corresponding deduction for federal income tax purposes, except as follows. Section 162(m) of the Code generally limits to $1 million the amount of compensation that we may deduct in any tax year with respect to our Chief Executive Officer or any of the next three most highly compensated executive officers (excluding our principal financial officer). However, if we pay compensation that is “performance-based” under Section 162(m) of the Code, we still may receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan is designed, and is intended to be administered, to allow us to pay incentive compensation that is performance-based and therefore fully tax deductible on our federal income tax return.

Amendment and Termination of the Bonus Plan

The Committee may amend or terminate the Bonus Plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant with respect to payments made prior to such amendment or termination unless the Committee has determined that such amendment or termination is in the best interests of all persons to whom awards have been granted.

Estimated Bonuses to be Paid to Certain Individuals and Groups	Awards under the Bonus Plan (if any) will be determined based on actual future performance during performance periods designated by the Committee. As a result, future actual awards cannot now be determined. The following table sets forth the target awards for the fiscal year 2010 performance period for the persons and groups shown below. For the 2010 performance period, the Committee (and, with respect to the award to our Chief Executive Officer, the independent members of the Board of Directors) selected a threshold performance goal tied to achievement of a pre-determined level of non-GAAP operating margin, supplemented by additional corporate performance metrics (such as market share, revenue growth and several others) that will be used to determine the amount of the award that is earned by each participating executive. The Committee also may permit Bonus Plan participants potentially to earn bonuses outside of the Bonus Plan for the achievement of other strategic or individual goals, although it currently does not intend to do so for fiscal year 2010. Such potential non-plan bonus amounts (if any) are not included in the table below and would not be subject to stockholder approval.

Our executive officers are eligible to receive awards under the Bonus Plan, and accordingly our executive officers have an interest in this proposal. However, as the Bonus Plan is currently effective and has been previously approved by our stockholders, our executive officers’ rights to receive the awards set forth below (if the applicable performance metrics are achieved) for fiscal year 2010 is not conditional on the approval of the material terms of the Bonus Plan by our stockholders at the Annual Meeting. Failure of our stockholders to approve the material terms of the performance goals under the Bonus Plan, however, will impact the deductibility (for purposes of Section 162(m) of the Code) of awards under the Bonus Plan for fiscal years following fiscal year 2010. The following table reflects the potential payouts

(threshold, target and maximum) under the Bonus Plan to each of the individuals and groups listed below for the fiscal year ending June 30, 2010:

	Potential Payouts Under Fiscal Year 2010 Bonus Plan
	Minimum Bonus Payout if Initial Threshold Achieved ($)(1)	Anticipated Bonus Payout if Company Performs at Target Performance Levels ($)(2)	Bonus Payout at Executive’s Target Payout Level ($)(3)	Maximum ($)
Richard P. Wallace	0	423,000	1,057,000	3,172,500
President & Chief Executive Officer
Mark P. Dentinger	0	120,000	300,000	900,000
Executive Vice President & Chief Financial Officer
Brian M. Martin	0	94,500	236,250	708,750
Senior Vice President, General Counsel & Corporate Secretary
Virendra A. Kirloskar	0	72,540	181,350	544,050
Senior Vice President & Chief Accounting Officer
All executive officers, as a group	0	710,040	1,775,100	5,325,300
All employees who are not executive officers, as a group (22 persons)	0	1,472,758	3,681,895	11,045,686
All Directors who are not executive officers, as a group (4)	—	—	—	—

(1)	The amounts in this column are calculated as the minimum amounts that will be payable under the fiscal year 2010 Bonus Plan to the applicable individual or group assuming satisfaction of the initial Company performance threshold required to fund the Bonus Plan. Under the construct of the fiscal year 2010 Bonus Plan, even if the initial Company performance threshold required to fund the Bonus Plan is satisfied, the actual bonus amount payable to a participant can nevertheless be set at zero by the Compensation Committee (or the independent members of the Board of Directors, with respect to the bonus payable to our Chief Executive Officer) if they determine that the Company has not performed sufficiently during the fiscal year to warrant payment of bonuses under the Bonus Plan, based on their assessment of the Company’s performance relative to a variety of operational metrics (referred to as the Company’s “balanced scorecard”). For more information regarding the structure of the fiscal year 2010 Bonus Plan, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis–Cash Incentive Bonuses.”
(2)	The amounts in this column are calculated as the bonus amounts that will be payable under the fiscal year 2010 Bonus Plan to the applicable individual or group assuming the Company’s achievement of its target levels of non-GAAP operating margin and operating margin percentage. Under the structure of the fiscal year 2010 Bonus Plan, a participant will receive only 40% of his or her target bonus amount if the Company performs at its target performance levels, so that amount (the participant’s target bonus amount multiplied by 40%) is the amount that is presented in this column. For more information regarding the structure of the fiscal year 2010 Bonus Plan, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis–Cash Incentive Bonuses.”
(3)

The amounts in this column are calculated as the bonus amounts that will be payable under the fiscal year 2010 Bonus Plan to the applicable individual or group assuming payment to each applicable individual of his or her full target bonus. Under the structure of the fiscal year 2010 Bonus Plan, a payout of 100% of a participant’s target bonus will only be payable if the Company achieves not only its target level of non-GAAP operating margin, but also non-GAAP operating margin percentage significantly in excess of the Company’s target performance level for fiscal year 2010. For more information regarding the structure of the fiscal year 2010 Bonus Plan, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis–Cash Incentive Bonuses.”
(4)	This group is not eligible to participate in the Bonus Plan.

There can be no assurance that any portion of the awards shown above actually will be paid. The actual award paid (if any) may be higher or lower than the recipient’s “target” payout level depending on actual performance compared to the targeted performance goals. In no event will any participant’s actual award for the fiscal year 2010 performance period under the Bonus Plan exceed the maximum award shown. In addition, the Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established formula. The Committee also may choose to reduce the otherwise indicated awards for other reasons, in its discretion.

Vote Required and Recommendation	The affirmative vote of a majority of Votes Cast is required to approve the material terms of the Bonus Plan.

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE KLA-TENCOR PERFORMANCE BONUS PLAN.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING JUNE 30, 2010

Audit Committee Recommendation	The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2010. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board of Directors, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

Attendance at the Annual Meeting	Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees	The aggregate fees billed by PricewaterhouseCoopers LLP, KLA-Tencor’s independent registered public accounting firm, in fiscal years 2009 and 2008 were as follows:

Services Rendered/Fees	2009	2008
Audit Fees (1)	$2,386,810	$3,450,318
Audit-Related Fees (2)	—	$175,500
Total Audit and Audit-Related Fees	$2,386,810	$3,625,818
Tax Compliance	$362,509	$686,378
Tax Planning and Consulting	$295,699	$137,615
Total Tax Fees (3)	$658,208	$823,993
All Other Fees (4)	—	$4,260

(1)	Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2009 and 2008, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2009 and 2008, and fees for services related to statutory and regulatory filings or engagements.
(2)	For fiscal year 2008, represents assurance and related services related to accounting consultations and for services rendered in connection with acquisition due diligence.
(3)	For fiscal years 2009 and 2008, represents tax services for U.S. and foreign tax compliance, planning and consulting.
(4)	For fiscal years 2009 and 2008, represents fees for services other than those described above.

Pre-approval Policies and Procedures	The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services such as tax-related services and acquisition advisory services are permitted but limited in proportion to the audit fees paid. Third, the Chair of the Audit Committee pre-approves non-audit services not specifically permitted under this policy and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee	Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

Vote Required and Recommendation	If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2010.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2010.

OUR CORPORATE GOVERNANCE PRACTICES

At KLA-Tencor, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Adopting Governance Standards	The Board of Directors has adopted a set of corporate governance standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards can be found on our website at http://ir.kla-tencor.com and are summarized below.

Monitoring Board Effectiveness	It is important that our Board of Directors and its Committees are performing effectively and in the best interests of KLA-Tencor and our stockholders. The Board of Directors and each Committee are responsible for annually assessing their effectiveness in fulfilling their obligations. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board of Directors and its membership.

Conducting Formal Independent Director Sessions	At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA-Tencor management or any non-independent Directors.

Hiring Outside Advisors	The Board and each of its Committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

Avoiding Conflicts of Interest	We expect our Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances internally and to our stockholders, we have implemented standards of business conduct which provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.

Providing Transparency	We believe it is important that stockholders understand our governance practices. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://ir.kla-tencor.com.

Communications with the Board of Directors	Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct; Confidential Whistleblower Hotline	The Board of Directors has adopted Standards of Business Conduct for all of our employees and Directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into French, Japanese, Korean and Chinese (Simplified and Traditional) in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.kla-tencor.com, or by making a written request to the Company at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will disclose any amendments to the Standards of Business Conduct, or waiver of a provision therefrom, on our website at the same address.

In addition, we have established a confidential hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages.

Ensuring Auditor Independence	KLA-Tencor has taken a number of steps to ensure the continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by our outside auditors.

Compensation Committee Interlocks and Insider Participation	The Compensation Committee currently consists of Mr. Kennedy (Chair), Mr. Akins (appointed August 6, 2008), Mr. Barnholt, Mr. Bond and Mr. Dickson. None of these individuals was an officer or employee of KLA-Tencor at any time during fiscal year 2009 or at any other time. During fiscal year 2009, there was no instance where an executive officer of KLA-Tencor served as a member of the Board of Directors or compensation committee of any entity and an executive officer of that entity served on our Board of Directors or Compensation Committee.

Stockholder Nominations to the Board	Please see “ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES – NOMINATING AND GOVERNANCE COMMITTEE.”

Majority Voting Policy	Please see “PROPOSAL ONE: ELECTION OF DIRECTORS – Vote Required and Recommendation.”

ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors	Our Board of Directors held a total of seven meetings during the fiscal year ended June 30, 2009.

All Directors other than Mr. Wallace meet the definition of independence within the meaning of the NASDAQ Stock Market director independence standards.

The Board of Directors has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. The Board of Directors has determined that each of the members of each of the Committees has no material relationship with the Company (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) and is independent within the meaning of the NASDAQ Stock Market director independence standards, including, in the case of the Audit Committee, the heightened “independence” standard required for such Committee members.

Each Committee meets regularly and has a written charter approved by the Board of Directors, all of which are available on our website at http://ir.kla-tencor.com. The Board of Directors and each Committee regularly reviews the Committee charters. In addition, at each regularly scheduled Board of Directors’ meeting, a member of each Committee reports on any significant matters addressed by the Committee.

During the fiscal year ended June 30, 2009, each of the incumbent Directors attended at least 85% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which such person served as a Director and (b) the total number of meetings held by all Committees of the Board on which such Director served (during the periods that each such Director served).

Although we do not have a formal policy mandating attendance by members of the Board of Directors at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at our annual stockholder meetings. Nine of the then-current eleven members of our Board of Directors attended our annual stockholder meeting held on November 13, 2008.

For more information regarding the responsibilities of our Board Committees, please refer to the various charters which can be found on our corporate governance website located at http://ir.kla-tencor.com.

Audit Committee	From the beginning of fiscal year 2009 through the date of this Proxy Statement, the Audit Committee has consisted of Messrs. Calderoni, Kaufman, Patel and Wang, with Mr. Calderoni serving as the Chairman of the Committee. The Board of Directors has determined that, of the current members of the Audit Committee, both Mr. Calderoni and Mr. Patel are “audit committee financial experts” within the meaning of the rules and regulations promulgated by the SEC.

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. The Audit Committee held nine meetings during the fiscal year ended June 30, 2009.

The Board of Directors has determined that each of the members of the Audit Committee: (1) meets the definition of independence within the meaning of NASDAQ’s director independence standards, (2) meets the definition of audit committee member independence within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934 and (3) has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director).

Compensation Committee	At the beginning of fiscal year 2009, the Compensation Committee consisted of Mr. Barnholt, Mr. Bond, Mr. Dickson, Mr. Kennedy and Ms. Urbanek, with Mr. Kennedy serving as the Chairman of the Committee. On August 6, 2008, Mr. Akins was appointed as a member of the Compensation Committee. Ms. Urbanek declined to stand for re-election at our Annual Meeting of Stockholders held on November 13, 2008, and, accordingly, Ms. Urbanek resigned from her positions on the Board of Directors and the Compensation Committee effective as of that date. From November 13, 2008 through the date of this Proxy Statement, the Compensation Committee has consisted of Mr. Akins, Mr. Barnholt, Mr. Bond, Mr. Dickson and Mr. Kennedy, with Mr. Kennedy serving as the Chairman of the Committee.

The Compensation Committee reviews and either approves or recommends to the full Board of Directors (depending upon the category of the compensation and the executive involved) our executive compensation policy and administers our employee equity award plans. The Compensation Committee also reviews and, in most cases, has the authority to approve the cash and equity compensation for our executive officers, as well as for members of the Board of Directors. See “Compensation Discussion and Analysis – Compensation Approval Procedures” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice. The Compensation Committee held eight meetings during the fiscal year ended June 30, 2009.

Nominating and Governance Committee	For the entire duration of fiscal year 2009, the Nominating and Governance Committee consisted of Messrs. Barnholt, Dickson and Kaufman, with Mr. Barnholt serving as the Chairman of the Committee. On August 6, 2009, following the end of fiscal year 2009, Mr. Bond was appointed as an additional member of the Nominating and Governance Committee.

The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board of Directors, as well as reviewing corporate governance policies and procedures. The Nominating and Governance Committee held three meetings during the fiscal year ended June 30, 2009.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board of Directors recommended by, among other persons, stockholders who have owned one percent (1%) or more of our outstanding shares for at least one year and who have evidenced intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board of Directors must notify our General Counsel in writing of their intent to do so and provide us with certain information set forth in Article II, Section 11 of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934, or as otherwise requested by the Nominating and Governance Committee.

In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee considers only candidates who have demonstrated executive experience, have experience in an applicable industry, or have significant high level experience in accounting, legal or a technical field applicable to KLA-Tencor. In addition, in evaluating Director candidates, the Nominating and Governance Committee considers all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity of experience and the extent to which the candidate would fill a present need on the Board of Directors. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria.

During fiscal year 2007, the Board of Directors approved a recommendation by the Nominating and Governance Committee to adopt a new governance policy. Under this policy, anyone who is elected as a Director in any uncontested election by a plurality and not a majority of votes cast will promptly tender his or her resignation to the Board of Directors, subject to acceptance, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors which the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board of Directors will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board of Directors regarding his or her resignation.

The Nominating and Governance Committee assesses the appropriate size and composition of the Board of Directors, and whether any vacancies on the Board are expected. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board of Directors, professional search firms, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

DIRECTOR COMPENSATION

Employee Directors	Members of the Board of Directors who are employees do not receive any additional compensation for their services as Directors.

Outside Directors	Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation Committee and approved by the Board of Directors). Equity compensation to Outside Directors is provided under our 2004 Equity Plan and, to the extent consisting of stock options, may also be provided under our 1998 Outside Director Option Plan, both of which plans were approved by our stockholders.

Outside Director Restricted Stock Unit Awards	In accordance with our current practice, each Outside Director was awarded restricted stock units at the November 13, 2008 Annual Meeting of Stockholders covering shares of our Common Stock with an aggregate fair market value of $100,000 based on the market price of our Common Stock at the time of the award ($18.75 per share). Accordingly, each Outside Director at that time received a restricted stock unit award covering 5,333 shares of Common Stock. The restricted stock units awarded to the Outside Directors at the November 13, 2008 Annual Meeting of Stockholders were made with respect to their Board service for fiscal year 2009. The restricted stock units will vest upon completion of one year of Board service measured from the date of grant, and the underlying shares will be issued immediately at that time. This policy will also be in effect with respect to the Annual Meeting.

If a new Outside Director joins the Board after the date of an annual stockholders meeting, his or her first restricted stock unit award will be granted promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual stockholders meeting to the date the new Outside Director joined the Board.

Cash Compensation	For fiscal year 2009, each Outside Director received an annual fee of $75,000, paid quarterly, and meeting fees of $2,500 for each Board meeting attended in person, $1,250 for each Board meeting attended by telephone conference call, $1,500 for each Committee meeting attended, and $750 for each Committee meeting attended by telephone conference call. Each Committee Chair also received an additional annual retainer. For fiscal year 2009, the additional annual retainer paid to the Chairman of the Audit Committee was $30,000, the additional annual retainer paid to the Chairman of the Compensation Committee was $20,000, and the additional annual retainer paid to the Chairman of the Nominating and Governance Committee was $10,000. Outside Directors also are reimbursed for their reasonable expenses incurred in attending Board and Committee meetings.

The cash compensation component of the Outside Director compensation program will continue to remain in effect unchanged for fiscal year 2010.

Outside Director Stock Options	Effective November 15, 2007, Outside Directors no longer receive stock options as a component of their compensation. Accordingly, we did not issue any stock options to the Outside Directors during fiscal year 2009.

Non-Executive Chairman	For fiscal year 2009, our policy was that, if the Chairman of the Board of Directors was not an executive of the Company (as was the case, with Mr. Barnholt serving as Chairman), the Chairman’s annual retainer fee would be two times the regular level for Outside Directors, and the Chairman’s equity awards (both for stock options (to the extent granted) and restricted stock units) would be 1.5 times the regular level for Outside Directors. This policy will continue to remain in effect for fiscal year 2010.

Deferred Compensation	Each Outside Director is entitled to defer all or a portion of his or her director fees, pursuant to our Executive Deferred Savings Plan, a nonqualified deferred compensation plan. Amounts credited to the plan may be allocated by the participant among 23 “deemed” investment alternatives. Of the current Outside Directors, only Mr. Barnholt, Mr. Bond and Mr. Patel participated in this plan during fiscal year 2009 (with only Mr. Barnholt and Mr. Patel making new contributions during the fiscal year).

Stock Ownership Guidelines	We have adopted a policy, approved by the Board of Directors, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. By the later of (a) November 13, 2012 or (b) the fourth anniversary of the date on which an individual becomes an Outside Director, each Outside Director is expected to own at least a number of shares of our Common Stock with a market value of at least three (3) times the annual cash retainer paid to the Directors, as that retainer may be changed from time to time. Shares of Common Stock underlying restricted stock units held by the Directors will count toward this ownership requirement.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2009 who served on our Board of Directors during fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		Total ($)
Robert P. Akins	91,000	105,346		—	—		196,346

Edward W. Barnholt	186,000	150,660		—	—	(4)	336,660

Robert T. Bond	97,250	100,436		—	—	(4)	197,686

Robert M. Calderoni	122,750	100,436		—	—		223,186

John T. Dickson	101,500	100,436		—	—		201,936

Stephen P. Kaufman	112,510	100,436		—	—		212,946

Kevin J. Kennedy	117,250	100,436		—	—		217,686

Kiran M. Patel	96,750	105,346		—	1,546		203,642

Lida Urbanek	51,250	37,700	(5)	—	—	(4)	88,950

David C. Wang	97,700	100,436		—	—		198,136

(1)	The amounts set forth in this column represent fees earned by each Outside Director during fiscal year 2009, regardless of whether the fees were actually paid during the fiscal year. The aggregate payment amounts include the following categories of payments:

Name	Annual Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Non-Executive Chairman of the Board— Additional Retainer ($)	Committee Chairperson— Additional Retainer ($)	Special Committee Compensation ($)	Total ($)
Robert P. Akins	75,000	10,000	6,000	—	—	—	91,000

Edward W. Barnholt	75,000	12,500	13,500	75,000	10,000	—	186,000

Robert T. Bond	75,000	12,500	9,750	—	—	—	97,250

Robert M. Calderoni	75,000	9,500	8,250	—	30,000	—	122,750

John T. Dickson	75,000	13,750	12,750	—	—	—	101,500

Stephen P. Kaufman	75,000	7,500	11,250	—	—	18,760	112,510

Kevin J. Kennedy	75,000	12,500	9,750	—	20,000	—	117,250

Kiran M. Patel	75,000	11,250	10,500	—	—	—	96,750

Lida Urbanek	37,500	6,250	7,500	—	—	—	51,250

David C. Wang	75,000	11,250	9,000	—	—	2,450	97,700

(2)

The amounts shown are the compensation costs recognized in our financial statements for fiscal year 2009 related to RSUs awarded to each Outside Director in the 2009, 2008 and prior fiscal years, to the extent we recognized compensation cost in fiscal year 2009 for such awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, referred to in this Proxy Statement as FAS 123R (except that the compensation cost amounts set forth below have not been reduced by the Company’s estimated forfeiture rate). The FAS 123R grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. The following table shows (a) for each RSU award for which compensation cost was recognized in our financial statements for fiscal year 2009, the RSU award date, the portion of the overall amount of the compensation cost in fiscal year 2009 attributable to that RSU award, and the grant date fair value of that award (as calculated in accordance with FAS 123R) and (b) for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director as of June 30, 2009:

Name	RSU Award Date	Compensation Cost Recognized For Award During Fiscal Year 2009 ($)	FAS 123R Grant Date Fair Value ($)	Aggregate Number of Unvested Shares of Common Stock Underlying All of Director’s RSU Awards as of June 30, 2009 (#)
Robert P. Akins	5/7/08	42,610	50,008	5,333
	11/13/08	62,736	99,994

Edward W. Barnholt	11/15/07	56,551	149,982	8,000
	11/13/08	94,110	150,000

Robert T. Bond	11/15/07	37,700	99,988	5,333
	11/13/08	62,736	99,994

Robert M. Calderoni	11/15/07	37,700	99,988	5,333
	11/13/08	62,736	99,994

John T. Dickson	11/15/07	37,700	99,988	5,333
	11/13/08	62,736	99,994

Stephen P. Kaufman	11/15/07	37,700	99,988	5,333
	11/13/08	62,736	99,994

Kevin J. Kennedy	11/15/07	37,700	99,988	5,333
	11/13/08	62,736	99,994

Kiran M. Patel	5/7/08	42,610	50,008	5,333
	11/13/08	62,736	99,994

Lida Urbanek	11/15/07	37,700	99,988	—

David C. Wang	11/15/07	37,700	99,988	5,333
	11/13/08	62,736	99,994

(3)	No stock options were granted to any of the Outside Directors during the 2009 fiscal year. Because the stock options granted to Outside Directors prior to the 2009 fiscal year were fully vested immediately upon grant, no compensation costs were recognized by the Company in connection with stock options held by any of the Outside Directors for financial statement reporting purposes for the fiscal year ended June 30, 2009, in accordance with FAS 123R. The following table shows, for each Outside Director, the aggregate number of shares subject to all outstanding options held by that Outside Director as of June 30, 2009:

Name	Number of Shares Subject to All Outstanding Options Held as of June 30, 2009 (#)
Robert P. Akins	—
Edward W. Barnholt	73,750
Robert T. Bond	61,250
Robert M. Calderoni	3,750
John T. Dickson	2,500
Stephen P. Kaufman	41,250
Kevin J. Kennedy	2,500
Kiran M. Patel	—
Lida Urbanek	—
David C. Wang	6,250

(4)	During fiscal year 2009, the investment returns on the deferred compensation accounts under our Executive Deferred Savings Plan for these Outside Directors were negative and are therefore not considered above market for purposes of the Director Compensation Table and not reported in the Director Compensation Table above.

(5)	Ms. Urbanek decided not to stand for re-election to our Board of Directors at the Annual Meeting of Stockholders held on November 13, 2008 and therefore resigned from our Board effective as of November 13, 2008. In connection with Ms. Urbanek’s resignation, in accordance with our policy adopted in February 2008 by the Compensation Committee of the Board, the Company accelerated vesting of certain of Ms. Urbanek’s unvested stock awards and cancelled certain other awards. The amount in the table set forth above reflects the actual charges taken by the Company with respect to Ms. Urbanek’s stock awards during fiscal year 2009, excluding any compensation cost that was forfeited in connection with Ms. Urbanek’s cessation of service.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the executive officers of KLA-Tencor as of the date of this Proxy Statement.

Name and Position	Principal Occupation of the Executive Officers	Age
Richard P. Wallace President & Chief Executive Officer	Please see “INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES – Class III Directors.”	49

Mark P. Dentinger Executive Vice President & Chief Financial Officer	Mark P. Dentinger joined KLA-Tencor in September 2008 as the Company’s Executive Vice President and Chief Financial Officer. Prior to joining KLA-Tencor, from February 2005 to April 2008, Mr. Dentinger most recently served as Executive Vice President and Chief Financial Officer for BEA Systems, Inc., until the company was acquired by Oracle Corporation. Mr. Dentinger was with BEA Systems for a total of nine years, during which he held various senior financial and managerial roles within the company. Prior to joining BEA Systems, Mr. Dentinger served in various financial management positions at Compaq Computer Corporation (now Hewlett-Packard) for six years, culminating in his appointment as director of finance, high performance systems manufacturing in 1996. Mr. Dentinger received his bachelor of science degree in economics from St. Mary’s College of California and his M.B.A. in finance from the University of California at Berkeley. He is a Certified Public Accountant in the State of California.	46

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	Brian M. Martin joined KLA-Tencor in April 2007 as the Company’s Senior Vice President, General Counsel and Corporate Secretary. Prior to joining KLA-Tencor, Mr. Martin served in senior legal positions at Sun Microsystems, Inc. for ten years, most recently as Vice President, Corporate Law Group, responsible for legal requirements associated with Sun’s corporate securities, mergers, acquisitions and alliances, corporate governance and Sarbanes-Oxley compliance, and litigation management. Mr. Martin also supported Sun’s worldwide sales activities and for several years served as its chief antitrust counsel. Prior to joining Sun, Mr. Martin was in private practice where he had extensive experience in antitrust and intellectual property litigation. Mr. Martin earned his bachelor’s degree in economics from the University of Rochester and his J.D. from the State University of New York at Buffalo Law School. Mr. Martin serves as an adjunct professor of law at SUNY Buffalo Law School where he designed and teaches a course on ethics.	47

Name and Position	Principal Occupation of the Executive Officers	Age
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Virendra A. Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007 during which he held management responsibilities within KLA-Tencor India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as corporate controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA-Tencor from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.	46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

As of August 31, 2009, based on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:

Name and Address (1)	Number of Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned (2)
Capital World Investors	13,403,320	7.9%
333 South Hope Street
Los Angeles, CA 90071

Capital Research Global Investors	21,218,000	12.4%
333 South Hope Street
Los Angeles, CA 90071

The Growth Fund of America, Inc.	12,940,000	7.6%
333 South Hope Street
Los Angeles, CA 90071

Fidelity Management & Research Company	17,281,393	10.1%
82 Devonshire Street
Boston, MA 02109

Janus Capital Management LLC	9,586,441	5.6%
151 Detroit Street
Denver, CO 80206

(1) Based on information provided pursuant to Schedules 13D and 13G filed with the SEC.

(2) Based on 170,713,140 outstanding shares of our Common Stock as of August 31, 2009.

Management

The following table sets forth the beneficial ownership of our Common Stock as of August 31, 2009 by all current Directors, each of the named executive officers set forth in the Summary Compensation Table, and all current Directors and executive officers as a group. Except for shares held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that have not yet been issued under outstanding restricted stock units due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table but are indicated in footnotes 13 and 14 to such table:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Class (1)
Richard P. Wallace (2)(13)	485,972	*
Robert P. Akins (14)	1,142	*
Edward W. Barnholt (3)(14)	84,636	*
Robert T. Bond (4)(14)	66,286	*
Robert M. Calderoni (5)(14)	5,786	*
John T. Dickson (6)(14)	5,686	*
Stephen P. Kaufman (7)(14)	45,286	*
Kevin J. Kennedy (8)(14)	4,536	*
Kiran M. Patel (14)	1,142	*
David C. Wang (9)(14)	8,286	*
Mark P. Dentinger (13)	1,046	*
Brian M. Martin (13)	7,883	*
Virendra A. Kirloskar (10)(13)	33,982	*
John H. Kispert (11)(13)	355,267	*
All current Directors and executive officers as a group (13 persons) (12)	751,669	*

*	Less than 1%.
(1)	Based on 170,713,140 outstanding shares of our Common Stock as of August 31, 2009. In addition, shares of our Common Stock subject to options that are presently exercisable or will become exercisable within 60 days after August 31, 2009 are deemed to be outstanding for the purpose of computing the percentage ownership of a person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
(2)	Includes 392,377 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009, and 33,055 shares subject to restricted stock units that will vest and become deliverable within 60 days after August 31, 2009.
(3)	Includes 73,750 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009.
(4)	Includes 61,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009.
(5)	Includes 3,750 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009.
(6)	Includes 2,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009.
(7)	Includes 41,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009.
(8)	Includes 2,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009.
(9)	Includes 6,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009.
(10)	Includes 26,485 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2009, and 3,050 shares subject to restricted stock units that will vest and become deliverable within 60 days after August 31, 2009.
(11)

Former officer of the Company. Includes 257,366 shares subject to options which were exercisable as of August 31, 2009 (no additional options will become exercisable within 60 days after such date) and 6,667 shares which are held in trust for the benefit of Mr. Kispert’s family. With respect to outstanding shares of our Common Stock included in the number set forth in the table above, such number reflects the number of outstanding shares of our Common Stock held by Mr. Kispert as reported in the Form 4 most recently filed by or on behalf of Mr. Kispert with the SEC with respect to our Common Stock, plus subsequent purchases of our Common Stock by Mr. Kispert under our Employee Stock Purchase Plan prior to January 1, 2009, the date he ceased to be an employee of the Company.

(12)	Includes options to purchase an aggregate of 610,112 shares of our Common Stock held by the current officers and Directors which are presently exercisable or will become exercisable within 60 days of August 31, 2009, and 36,105 shares subject to restricted stock units that will vest and become deliverable within 60 days after August 31, 2009.
(13)	As of August 31, 2009, the named executive officers listed below each held unvested restricted stock units (which units were not scheduled to vest within 60 days after August 31, 2009 and therefore are not included in the beneficial ownership table above). Each restricted stock unit will entitle that officer to one share of our Common Stock upon satisfaction of the applicable service vesting (and, where applicable, performance vesting) requirement in effect for that unit.

Name	Number of Shares Subject to Unvested Restricted Stock Units
Richard P. Wallace	346,395
Mark P. Dentinger	123,000
Brian M. Martin	72,461
Virendra A. Kirloskar	51,250
John H. Kispert	—

(14)	As of August 31, 2009, the non-employee Directors listed below each held restricted stock units that were either (a) unvested and not scheduled to vest within 60 days after August 31, 2009 or (b) vested (or scheduled to vest within 60 days after August 31, 2009) but not deliverable until a future date more than 60 days after August 31, 2009. These units are not included in the beneficial ownership table above. Each restricted stock unit will entitle that Director to one share of our Common Stock at a designated time following satisfaction of the applicable service vesting requirement in effect for that unit.

Name	Number of Shares Subject to Unvested Restricted Stock Units	Number of Shares Subject to Vested Restricted Stock Units Not Yet Deliverable
Robert P. Akins	5,333	—
Edward W. Barnholt	8,000	1,403
Robert T. Bond	5,333	935
Robert M. Calderoni	5,333	935
John T. Dickson	5,333	439
Stephen P. Kaufman	5,333	935
Kevin J. Kennedy	5,333	439
Kiran M. Patel	5,333	—
David C. Wang	5,333	1,431

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Board members, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during fiscal year 2009 all of our executive officers, Board members and greater than ten percent stockholders complied with all applicable filing requirements.

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview – Fiscal Year 2009 and 2010 Compensation Programs	Over the course of the past year, KLA-Tencor has experienced one of the most difficult economic environments in its history—a downturn that has significantly and negatively affected each of the primary industries in which the Company operates. Throughout fiscal year 2009, the semiconductor industry was subjected to the consequences of a severe tightening of the credit markets and the worst macroeconomic global crisis in decades, which have had the effect of drastically reducing capital expenditures by semiconductor manufacturers[1] (our primary source of revenue). As a result, our revenues declined by 40% in fiscal year 2009 compared to the prior year, and we posted a net loss for the fiscal year for the first time since the 1997 merger between KLA Instruments Corporation and Tencor Instruments that gave rise to KLA-Tencor. By any account, fiscal year 2009 was an intensely challenging year.

In early fiscal year 2009, when our executive compensation program for the year was being established, neither the Compensation Committee nor the Board of Directors anticipated that the economic challenges faced by the Company and its industries would be as severe as they turned out to be. The fiscal year 2009 executive compensation structure was predominantly weighted toward performance-based compensation, both with respect to cash and equity compensation, tied to financial performance objectives that turned out to be unachievable due to global and industry economic conditions.

Despite those economic conditions, our employees, led by the executive team, performed very well, generating positive cash flow from operations for the year, continuing with key product development efforts and reducing our operating expenses to quickly align the business to the changed economic environment. Due to those efforts, we generally outperformed our industry peers on most key financial metrics during fiscal year 2009. Notwithstanding those efforts, however, the depressed global economic conditions drastically affected the Company’s financial results and prevented the Company from achieving the objectives to which the fiscal year 2009 performance-based compensation had been tied. As a result of the challenging economic conditions and their impact on the Company’s performance:

•	No cash bonuses are being paid out with respect to fiscal year 2009 awards;

•

None of the shares underlying the annual restricted stock unit (“RSU”) awards to the executive officers for fiscal year 2009 (all of which were conditioned on achievement of a certain threshold level of operating profit) were deemed to have been earned;

[1]	According to Gartner, semiconductor capital equipment spending fell by 31% from calendar year 2007 to 2008, and is projected to decrease another 45% from calendar year 2008 to 2009. Our fiscal year 2009, which ran from July 1, 2008 to June 30, 2009, spanned a particularly challenging 12-month period during calendar years 2008 and 2009.

•

None of the shares underlying the fiscal year 2009 supplemental RSU award to Mr. Wallace, our President and Chief Executive Officer, were deemed to have been earned, as they were also conditioned on achievement of a certain threshold level of operating profit; and

•

The executive officers did not receive any salary raises during fiscal year 2009 (raises were approved in early fiscal year 2009 but were never implemented), as part of our efforts to reduce operating expenses in response to the challenging economic environment.

For Mr. Wallace, our President and Chief Executive Officer, this outcome represented a 61% decrease in his year-over-year annual cash compensation (base salary and annual bonus), and the complete cancellation of all of his fiscal year 2009 equity grants. The only elements of the fiscal year 2009 compensation packages that were received by the executive officers and other direct reports of the Chief Executive Officer (“Senior Managers”) were their base salaries and, for certain Senior Managers, their supplemental service-based equity awards. Those supplemental equity awards had been granted to address a lack of long-term retention value in the unvested equity positions held by the Senior Managers in early fiscal year 2009, based on benchmarking data regarding the unvested positions of officers at peer companies, and anticipated increased responsibilities due to the departure of John Kispert, our former President, Chief Operating Officer and Chief Financial Officer, which was announced in August 2008.

While certain components of our fiscal year 2009 compensation program yielded appropriate results given the severity of the economic downturn (such as no payouts under our fiscal year 2009 cash bonus plan), the Compensation Committee and the independent members of the Board of Directors (the “Independent Directors”) believe that the fiscal year 2009 program overall, as a consequence of the unanticipated depth of the global recession, did not strike the desired balance between (a) encouraging individual and corporate achievement through performance-based compensation and (b) creating long-term opportunities that support our retention efforts. This is evidenced, for example, by the fact that no shares were earned under the Senior Managers’ annual RSU grants in fiscal year 2009, which entirely eliminated the retentive value of the annual grants. Because we are always competing with other companies (both in our primary industries and in other associated industries) to retain our key employees, the achievement of such balance is an important element of the Compensation Committee’s philosophy regarding executive compensation.

Our executive compensation structure for fiscal year 2010, as described in more detail below, has been structured to closely align with the Compensation Committee’s overall philosophy regarding the balance between performance-based compensation and retention, while also attempting to appropriately reflect the anticipated economic environment over the course of the upcoming fiscal year.

With regard to cash compensation, last year’s deferred salary increases have been implemented for the Senior Managers for fiscal year 2010 in an effort to align Company salaries (which had not been increased in two years) with the competitive market, and the fiscal year 2010 cash bonus plan has been modified so that the Company’s achievement of target operating goals will only result in a payment of up to 40% of the executives’ target bonus amounts (as compared to 100% payout of executives’ target bonuses at target Company performance, which would be a more typical plan construct under normal operating environments). Bonus payments above 40% of the executives’ target bonus amounts are tied to increases in our operating margin percentage. While these changes (lower bonus multiples at target Company performance and tying higher bonuses to incremental earnings by the Company) generally result in lower total target cash compensation for our Senior Managers as compared to the prior year, the Compensation Committee and the Independent Directors believe that outcome is appropriate in light of the current economic environment.

With regard to long-term compensation, the equity awards for fiscal year 2010 to the Senior Managers have been divided into two categories – an annual RSU grant (of which half of the RSUs are performance-based with goals that may be fully achieved over a period of one to three fiscal years, and the other half are service-based) and a supplemental service-based RSU grant, intended to address the potential long-term retention issues created by executives’ reduced levels of unvested equity holdings.

The fiscal year 2010 compensation structure has been designed to be consistent with our compensation philosophy and design principles and to address the specific circumstances that we currently face and anticipate in the coming fiscal year. Similarly, in future years, the Compensation Committee will evaluate the environment and will implement the appropriate structural elements and features for the compensation programs warranted at such time.

Compensation Philosophy and Design Principles	The philosophy of the Compensation Committee on executive compensation is that it should be designed to:

•

Attract, retain, and reward Senior Managers who contribute to the overall success of the Company by offering compensation packages that are competitive with those offered by other employers (both in our primary industries and other associated industries) with which we compete for talent; and

•

Achieve a balance, appropriate for the circumstances in the particular year, between performance-based compensation (which rewards accomplishment of the Company’s business objectives and aligns the interests of Senior Managers with those of our stockholders) and compensation that supports our long-term employee retention efforts.

The Compensation Committee’s philosophy is reflected in the following executive compensation design principles:

•	With regard to cash compensation, in addition to a competitive base salary, a substantial portion of the Senior Managers’ potential compensation should be tied to a cash bonus plan that rewards corporate and individual achievement of challenging performance goals; and

•

With regard to long-term incentives, the program should typically provide two forms of compensation (with the allocation between the two forms varying each year based on the particular year’s circumstances): (i) service-based awards with vesting conditioned only upon continued service, which serve as an important element of our efforts to retain key employees, and (ii) performance-based awards, comprising a meaningful portion of the Senior Managers’ overall long-term incentive opportunities, which provide additional long-term compensation as a reward for achievement of corporate and individual goals and which, if earned, also include service-vesting requirements.

Compensation Element	Objective
Base salary	Provide a competitive fixed component of cash compensation.

Annual bonus plan	Offer a variable cash compensation opportunity earned only upon the achievement of challenging corporate performance goals, with adjustments based on individual contribution, and providing incremental opportunities at higher performance.

Long-term incentives	Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. Service-based awards offer certainty and long-term retention. Performance-based awards provide additional opportunity only upon achievement of corporate performance goals.

Benefit plans	Provide basic employee benefits, though not a significant component of our executive compensation program.

Compensation Committee Decision Making – Process Overview and Market Data	The Compensation Committee utilizes a holistic approach to the determination of executive compensation packages. Over the course of several meetings (in closed sessions as well as with our Chief Executive Officer and Senior Vice President of Human Resources) and with the assistance of Semler Brossy Consulting Group, LLC, the Compensation Committee’s independent compensation consultant (the “Independent Consultant”), the Compensation Committee engaged in extensive deliberation in developing the fiscal year 2009 and 2010 executive compensation programs to set compensation packages and target performance levels appropriate for the particular year. The Compensation Committee, which has full authority for determining the compensation of our executive officers (other than the Chief Executive Officer, for whom the Committee makes compensation recommendations to the Independent Directors for approval), applies its philosophy and design principles in determining appropriate executive compensation packages that are aimed at enhancing the Company’s financial performance and long-term success.

The Compensation Committee takes into account a number of data sources and factors, including a broad range of market data (as more fully described in the following paragraphs) and the cyclical nature of the industries in which we operate. In addition, the Compensation Committee conducts an individual analysis for each executive officer, which incorporates a review of internal performance reviews and individualized reports for each officer that state the dollar value of the officer’s base salary, annual and long-term compensation, vested and unvested equity awards (and future vesting schedule) and benefits. The Committee also considers the executive officers’ compensation relative to one another in determining executive compensation, in an effort to ensure internal alignment and equity.

Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation Committee reviews a number of different data sources (including peer group and broader market data) to ensure that we are offering compensation packages that are competitive with those offered by other employers (both in our primary industries and in other associated industries) seeking to attract the same talented individuals. For fiscal year 2009, the Compensation Committee used, in addition to the data described below in this section, a single list of peer group companies, representing companies of comparable size and industry. Our fiscal year 2009 peer group was comprised of Applied Materials, Inc., ASML Holdings, Lam Research Corporation, Novellus Systems, Inc., Teradyne, Inc. and Varian Semiconductor Equipment, Inc., and this same list of peer group companies has been employed in establishing our fiscal year 2010 compensation program as well.

The Compensation Committee reviews the compensation programs and practices of its peer group companies to obtain compensation data and identify compensation trends and practices. Data regarding these peer group companies is primarily obtained through searches of publicly available information, such as the proxy filings of the relevant companies. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs of other companies considered by the Compensation Committee to be peers in our industry. In addition, we subscribe to the Radford Executive Survey (with a focus on high technology companies with revenue between $1 billion to $3 billion, as well as certain other selected companies within our relevant industries) and the Computer and High Performance Systems (CHiPS) Executive Survey to obtain additional data concerning target cash compensation levels.

Among the various types of market data considered by the Compensation Committee in its deliberations, the Compensation Committee reviews percentile data to understand the spectrum of compensation packages offered by other similarly situated companies. Though the Compensation Committee refers to such percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation Committee does not employ specific equations for determining compensation amounts based on such data, as the appropriate percentile and allocation targets will vary, among participants and over time, for each officer based upon individual factors such as performance, experience and market demands for the officer’s skill set. Rather, the Compensation Committee’s emphasis is on establishing compensation packages for the Senior Managers that, in the Committee’s judgment, are structured to achieve the goals described under “Compensation Philosophy and Design Principles” above. The Compensation Committee references the data points that represent the median to 75th percentile, with an emphasis on the lower end of that range when reviewing base salary data, but structuring the Senior Managers’ packages so that total compensation can be at or above the higher end of that range in years of strong Company performance. The Compensation Committee will continue to evaluate these percentile ranges as a reference point and may use a different reference point in future periods based on Company performance and other market factors.

Named Executive Officers	The executive officers listed in the “Summary Compensation Table” that follows this description of our compensation programs are Richard P. Wallace (our principal executive officer); Mark P. Dentinger (our current principal financial officer); John H. Kispert (who served as our principal financial officer for a portion of fiscal year 2009); Brian M. Martin (our Senior Vice President, General Counsel and Corporate Secretary); and Virendra A. Kirloskar (our Senior Vice President and Chief Accounting Officer). These individuals listed in the “Summary Compensation Table” are referred to in this section as the “named executive officers.” Please note that, effective January 1, 2009, Mr. Kispert ceased to be an employee of the Company.

Elements of Executive Officer Compensation	The primary elements of our compensation packages are base salary, an annual bonus plan (payments under which are included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table) and long-term incentives (which have historically been in the form of equity awards).

Base Salary:

The Compensation Committee engages in annual reviews of the base salaries of the Senior Managers as part of the overall review and determination of our executive compensation program for the relevant fiscal year. With respect to base salary, the Compensation Committee’s objective is to offer a level of fixed cash compensation, generally targeted at the median of the applicable market data, that will enable us to attract and retain top talent.

In early fiscal year 2009, the Compensation Committee (and the Independent Directors, with respect to our Chief Executive Officer) approved salary increases for the Senior Managers, but those salary raises were never implemented during the year. The fiscal year 2009 approved salary raises were intended to address two significant developments within the Company. First, the fiscal year 2009 compensation program was structured to be more competitive with the market by increasing fixed compensation as a percentage of each Senior Manager’s total cash compensation opportunity. The salary raises, paired with lower bonuses (compared to historic payouts, at each level of Company performance relative to applicable target performance), were intended to accomplish this result. Second, the fiscal year 2009 salary increases for certain Senior Managers were designed to ensure that base salaries would appropriately reflect their increased roles and responsibilities as a result of the departure of Mr. Kispert, our former President, Chief Operating Officer and Chief Financial Officer.

Of our executive officers, the increase in role and responsibility described above most directly affected Mr. Wallace, our President and Chief Executive Officer, who assumed the role of President and, with it, a number of additional organizational responsibilities. Accordingly, the independent members of the Board of Directors approved a fiscal year 2009 salary increase for Mr. Wallace of 14.3%, which exceeded the percentage increase approved for any of the other executive officers.

Those fiscal year 2009 salary increases, however, were never implemented. Shortly after the fiscal year 2009 raises were approved, our management recommended that the Compensation Committee and Independent Directors indefinitely delay the implementation of the raises, as part of our efforts to reduce our operating costs in light of the challenging economic environment anticipated for fiscal year 2009, and the Compensation Committee and Independent Directors approved those recommendations in November 2008. As a result, though the cash bonus component of our compensation program was reduced in fiscal year 2009 to more closely align our overall program with the programs offered by other companies, the base salary component of our program was not increased as planned. In light of the global economic downturn experienced during fiscal year 2009, the Compensation Committee and Independent Directors believe that such an outcome was appropriate.

In August 2009, in reviewing and determining the overall executive compensation packages for fiscal year 2010, the Compensation Committee (and, with respect to our Chief Executive Officer, the Independent Directors) approved salary increases for the Senior Managers, effective August 31, 2009, equal to the raises that had been approved (but not implemented) during the prior fiscal year. These fiscal year 2010 raises were approved to ensure that our executive compensation packages, including the minimum levels of cash compensation offered by the packages, remain competitive in the marketplace and to account for the officers’ increased roles and responsibilities during the course of the prior year. The following table presents the base salaries of our named executive officers for fiscal years 2009 and 2010:

Name and Principal Position (1)	Annual Base Salary Rate as of June 30, 2008 ($)	Approved but Deferred Base Salary Rate for Fiscal Year 2009 ($)(2)	Percentage Increase Represented by the Approved but Deferred Fiscal Year 2009 Base Salary	Actual Annual Base Salary Rate as of June 30, 2009 ($)(2)	Annual Base Salary Rate Approved for Fiscal Year 2010, Effective August 31, 2009 ($)(2)	Percentage Increase Compared to Approved but Deferred Fiscal Year 2009 Base Salary
Richard P. Wallace President & Chief Executive Officer	700,000	800,000	14.3%	700,000	800,000	0%

Mark P. Dentinger Executive Vice President & Chief Financial Officer (3)	N/A	N/A	—	400,000	400,000	N/A

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	325,000	340,000	4.6%	325,000	340,000	0%

Virendra A. Kirloskar Senior Vice President and Chief Accounting Officer	270,000	280,800	4.0%	270,000	280,800	0%

(1)	Mr. Kispert ceased to be an employee of the Company effective January 1, 2009. Like the other named executive officers, he received no increase during fiscal year 2009 to his fiscal year 2008 annual base salary of $590,000, and he was no longer an employee of the Company as of June 30, 2009.
(2)	As noted above, salary increases were approved for the officers in August 2008. However, shortly after such approval, as part of our efforts to reduce operating costs, our management recommended (and the Compensation Committee and Independent Directors approved) an indefinite deferral of those raises, and the raises were never implemented during fiscal year 2009. The fiscal year 2010 salary increases that were approved for the officers implement those salary raises that were deferred but never made effective during fiscal year 2009.
(3)	Mr. Dentinger joined the Company in September 2008 at a base salary of $400,000 per year.

Annual Bonus Plan:

i. Fiscal Year 2009 Performance Bonus Plan:

Our Performance Bonus Plan (the “Bonus Plan”), an incentive bonus plan administered in conformity with Section 162(m) of the Internal Revenue Code, provides the Senior Managers with an opportunity to earn performance-based cash compensation based on the Company’s achievement of key financial and strategic Company goals as well as individual performance. As a result of the challenging economic conditions experienced by the Company and the semiconductor industry as a whole during the fiscal year, no bonuses were paid under the fiscal year 2009 Bonus Plan.

In August 2008, the Compensation Committee and, with respect to our Chief Executive Officer, the Independent Directors established each officer’s target bonus payout (stated as a percentage of the officer’s base salary) as well as the Company performance targets and bonus potentials (including threshold, target and maximum payout levels) in effect for fiscal year 2009 under the Bonus Plan. In establishing the officers’ target awards for fiscal year 2009, the Compensation Committee and the Independent Directors considered a wide range of market data (described under “Compensation Committee Decision Making–Process Overview and Market Data” above), as well as the allocation of total compensation (both between base salary and variable bonus compensation, and between cash and non-cash compensation), competitive factors and the structure of our fiscal year 2009 Bonus Plan. The officers’ target bonus percentages are established at levels that generate total target cash compensation opportunities that the Compensation Committee and, as applicable, the Independent Directors determine are competitive with the market for comparable positions at other companies.

Under the fiscal year 2009 Bonus Plan, the Company was required to achieve a threshold level of operating margin2 in order for the plan to be funded.3 Upon achievement of that threshold level of operating margin, a participant’s actual bonus amount would then be determined based upon the Company’s

[2]	For purposes of our fiscal year 2009 and 2010 cash bonus and equity incentive plans, “operating margin” is calculated as the Company’s total revenues less total costs and operating expenses, including stock-based compensation charges but excluding expenses related to acquisitions, one-time charges and deal-related amortization.
[3]	The satisfaction of this pre-determined threshold level of operating margin would trigger full funding of the Bonus Plan, and of each participant’s maximum potential bonus opportunity, for purposes of Section 162(m) of the Internal Revenue Code.

operating margin and relative revenue growth (relative to an index of the revenue growth of 27 semiconductor capital equipment manufacturers, measured over the same period), with each participant’s bonus amount subject to adjustment based on individual performance. The financial targets selected for use under the fiscal year 2009 Bonus Plan were designed to reward strong financial performance by the Company, measured in absolute terms, while also reflecting our continuing emphasis on outperforming our competitors and other similarly situated companies. The maximum potential bonus payout to any participant under the fiscal year 2009 Bonus Plan was three times the participant’s target bonus amount.

For fiscal year 2009, to reduce our compensation expenses in response to the challenging industry-wide business environment, the payout percentages under the Bonus Plan were significantly reduced, compared to the prior year at each level of Company performance relative to the applicable year’s target operating results. For example, the Company’s achievement of its target operating margin in fiscal year 2009 (assuming neutral revenue growth relative to our comparator group) would have resulted in a payout under the fiscal year 2009 Bonus Plan of only 70% of the Senior Managers’ target bonus amounts. As a result, total targeted cash compensation for fiscal year 2009 at each level of corporate performance relative to the applicable year’s target was lower year over year as compared to fiscal year 2008, an outcome that will again be true in fiscal year 2010 due to the structure of the fiscal year 2010 Bonus Plan (as further described below).

The fiscal year 2009 performance goals were set at levels that would require very strong operational performance and were considered difficult to achieve at the time, given anticipated market conditions. However, because of the unanticipated severity of the economic downturn during the fiscal year, the performance goals proved to be unobtainable notwithstanding the substantial efforts and contributions of the Senior Managers. As a result, the Company did not achieve the threshold performance level of $256 million in operating margin, and no bonuses were paid to the Senior Managers for fiscal year 2009.

The following table sets forth, for each named executive officer, the officer’s target bonus percentage, the bonus percentage that would have been paid to the officer if the Company had generated target operating margin (assuming neutral revenue growth relative to our comparator group), and the actual bonus amount paid to the officer:

Name and Principal Position	Officer’s Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary Paid During FY09)(1)	Officer’s Bonus Payout Percentage if the Company Had Generated Target Operating Margin (as a Percentage of Base Salary Paid During FY09)(2)	Actual Bonus Payout Under Fiscal Year 2009 Bonus Plan ($)
Richard P. Wallace President & Chief Executive Officer	135%	94.5%	0

Mark P. Dentinger Executive Vice President & Chief Financial Officer	75%	52.5%	0

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	70%	49.0%	0

Virendra A. Kirloskar Senior Vice President and Chief Accounting Officer	65%	45.5%	0

John H. Kispert Former President, Chief Operating Officer & Chief Financial Officer (3)	90%	63.0%	0

(1)	The amounts in this column represent the applicable officer’s fiscal year 2009 full target bonus (stated as a percentage of the officer’s base salary). Under the fiscal year 2009 Bonus Plan, this percentage, when multiplied by the payout percentage (determined by the Company’s actual performance relative to pre-determined target financial results) provided for under the Bonus Plan, would generate the officer’s actual bonus payment amount.
(2)	As described above, under the construct of the fiscal year 2009 Bonus Plan, the Company’s achievement of its target operating margin for the year (assuming neutral revenue growth relative to our comparator group) would have resulted in a payout of only 70% of the Senior Managers’ target bonus amounts. The percentages in this column reflect those amounts (that is, the applicable officer’s target bonus award percentage multiplied by 70%).
(3)	Mr. Kispert ceased to be an employee of the Company effective January 1, 2009 and therefore would not have been eligible to receive any bonuses under the fiscal year 2009 Bonus Plan, had any such bonuses been paid. The compensation and benefits received by Mr. Kispert in connection with his departure from the Company are more fully described in the Summary Compensation Table that follows this discussion.

ii. Fiscal Year 2010 Performance Bonus Plan:

In August 2009, the Compensation Committee and, with respect to our Chief Executive Officer, the Independent Directors established each Senior Manager’s target bonus payout (stated as a percentage of the Senior Manager’s base salary) and the Company performance targets and bonus potentials (at threshold, target and maximum payout levels) in effect for fiscal year 2010 under the Bonus Plan. As with prior years, the initial threshold performance target, which is necessary to fund the fiscal year 2010 Bonus Plan, is tied to the Company’s achievement of a pre-determined level of operating margin. If that threshold level of operating margin is achieved, the fiscal year 2010 Bonus Plan introduces a different framework from the one employed for fiscal year 2009 for determining the actual bonus amount, if any, that will be payable to the Senior Managers participating in the plan.

Under the fiscal year 2010 Bonus Plan, if the Company achieves the threshold level of operating margin, a Senior Manager may be eligible for a bonus under the plan. A Senior Manager may be awarded up to 40% of his or her bonus payout percentage, with the award amount to be determined by the Compensation Committee or the Independent Directors (as applicable) in their discretion based upon their assessment of the Company’s performance as measured against a defined “balanced scorecard.” This balanced scorecard, which is a type of annual report card that measures the Company’s performance against a variety of pre-established goals and objectives, takes into account performance variables such as relative revenue growth, market share, operational excellence and retention of key talent. All of these pre-established goals and objectives are set at levels that the Compensation Committee, the Independent Directors and the Company believe will be very challenging to achieve. While many of these metrics are quantitative in nature, some are qualitative and will introduce an enhanced degree of discretion and subjective judgment into the process through which the Compensation Committee and, with respect to our Chief Executive Officer, the Independent Directors determine payouts under the fiscal year 2010 Bonus Plan. We believe that the use of the expanded measures of financial and strategic success, as represented by the balanced scorecard framework, serves to closely align the interests of our executive officers with those of our stockholders.

Under the fiscal year 2010 Bonus Plan, payouts in excess of 40% of the Senior Managers’ target bonus amounts will be earned based upon incremental improvements in the Company’s operating margin percentage (above the Company’s target percentage). This structure is intended to ensure that payment of bonuses in excess of 40% of a participant’s target amount will be conditioned on the Company having generated incremental earnings sufficient to fund those bonuses. Also, as in prior years, the Compensation Committee will have the discretion to adjust the actual bonus amount otherwise payable to a Senior Manager based on their assessment of the Senior Manager’s performance for fiscal year 2010, compared against the individual performance objectives established for the Senior Manager early in the year. With respect to our Chief Executive Officer, the Independent Directors will have similar discretion to adjust his actual bonus amount, based on the Company’s achievement of pre-determined performance objectives.

Another feature of the fiscal year 2010 Bonus Plan is that the payout percentages under the plan have again been significantly reduced, as compared to the prior year. Under normal market conditions, we expect that the annual Bonus Plan will provide for payment of 100% of the participants’ target bonuses upon the Company’s achievement of target operating results. The fiscal year 2009 Bonus Plan, however, only provided for payment of 70% target bonus amounts for Company performance at the fiscal year 2009 target, and the fiscal year 2010 Bonus Plan further reduces that percentage to 40% for achievement of fiscal year 2010 target performance. These structural changes are part of our efforts to limit compensation expenses due to the challenging business conditions currently facing the semiconductor capital equipment industry. As a result of these changes, the Senior Managers’ total target cash compensation in fiscal year 2010 is generally lower than the prior year for similar performance relative to the year’s target—an outcome that the Compensation Committee and independent members of the Board of Directors feel is reasonable in the current economic environment within our primary industries.

The following named executive officers will participate in our fiscal year 2010 Bonus Plan, with bonus potentials at the following payout levels:

	Award Level Under Fiscal Year 2010 Bonus Plan
Name and Principal Position	Minimum Bonus Payout if Initial Threshold Achieved ($)(1)	Anticipated Bonus Payout if Company Performs at Target Performance Levels ($)(2)	Bonus Payout at Executive’s Target Payout Level ($)(3)	Maximum ($)
Richard P. Wallace	0	423,000	1,057,000	3,172,500
President & Chief Executive Officer

Mark P. Dentinger	0	120,000	300,000	900,000
Executive Vice President & Chief Financial Officer

Brian M. Martin	0	94,500	236,250	708,750
Senior Vice President, General Counsel & Corporate Secretary

Virendra A. Kirloskar	0	72,540	181,350	544,050
Senior Vice President & Chief Accounting Officer

(1)	The amounts in this column are calculated as the minimum amounts that will be payable under the fiscal year 2010 Bonus Plan to the applicable individual assuming satisfaction of the initial Company performance threshold required to fund the Bonus Plan. As described above, under the construct of the fiscal year 2010 Bonus Plan, even if the initial Company performance threshold required to fund the Bonus Plan is satisfied, the actual bonus amount payable to a participant can nevertheless be set at zero by the Compensation Committee (or the Independent Directors, with respect to the bonus payable to our Chief Executive Officer) if they determine that the Company has not performed sufficiently during the fiscal year to warrant payment of bonuses under the Bonus Plan, based on their assessment of the Company’s performance relative to a variety of operational metrics (referred to as the Company’s “balanced scorecard”).
(2)	The amounts in this column are calculated as the bonus amounts that will be payable under the fiscal year 2010 Bonus Plan to the applicable officer assuming the Company’s achievement of its target levels of operating margin and operating margin percentage. Under the structure of the fiscal year 2010 Bonus Plan, a participant will receive only 40% of his or her target bonus amount if the Company performs at its target performance levels, so that amount (the participant’s target bonus amount multiplied by 40%) is the amount that is presented in this column.
(3)	The amounts in this column are calculated as the bonus amounts that will be payable under the fiscal year 2010 Bonus Plan to the applicable officer assuming payment of the officer’s full target bonus. As explained above, under the structure of the fiscal year 2010 Bonus Plan, a payout of 100% of a participant’s target bonus will only be payable if the Company achieves not only its target level of operating margin, but also operating margin percentage significantly in excess of the Company’s target performance level for fiscal year 2010.

The actual bonus award (if any) will depend upon the actual level at which the performance targets for fiscal year 2010 are attained, but no executive officer will receive a bonus award under the fiscal year 2010 Performance Bonus Plan in excess of the maximum dollar award indicated for him above, and no executive officer will receive any bonus award under such plan if the Section 162(m) threshold level of Company performance (tied to operating margin) is not attained.

Long-Term Incentives:

The purpose of the long-term incentive component of our executive compensation program is to align long-term management and stockholder interests and strengthen retention through service-based and performance-based awards with four-year vesting provisions. The Compensation Committee believes that these long-term objectives serve as an effective means of building long-term stockholder value. The long-term incentives offered by the Company have historically been in the form of equity awards.

Our 2004 Equity Incentive Plan permits various types of equity awards, including grants of stock options, performance shares and restricted stock units. According to the Compensation Committee’s philosophy, the equity component of our executive compensation program should be designed to provide two forms of long-term compensation: (i) equity awards with vesting conditioned only upon continued service, which serve as an important element of our efforts to retain key employees, and (ii) additional performance-based equity awards, comprising a meaningful portion of the Senior Managers’ overall equity packages, which provide additional long-term compensation as a reward for achievement of corporate and individual goals and which, if earned, also include service-vesting requirements.

Since the beginning of fiscal year 2007, the equity awards to our executive officers have been comprised entirely of performance shares and restricted stock units (that is, no stock options have been granted to the officers). The mix between performance shares and restricted stock units will vary from year to year, as appropriate depending on the facts and circumstances in existence for the applicable year. These factors include the Senior Managers’ unvested equity positions, the vesting schedules of existing equity awards, the existence of unique strategic or financial goals for the particular performance period, and organizational or industry changes that could put at risk our efforts to attract and retain top talent.

The Compensation Committee believes that restricted stock units and performance shares provide greater retention value than do stock options, due to the more certain value provided by such awards. Furthermore, the Compensation Committee believes that compensation plans that incorporate Company performance, as opposed to stock price performance, are a more appropriate way to provide incentives to Senior Managers and reward success. Senior Managers and other employees are more able, through their positive contributions to the Company, to directly impact the Company’s performance than our stock price. Therefore, the Compensation Committee believes that equity awards in the form of performance shares and restricted stock units are highly motivating, provide a major incentive for employees to build stockholder value and significantly strengthen our retention efforts.

i. Annual Equity Grants for Fiscal Year 2009:

The “annual equity” component of our executive compensation program refers to the Senior Manager equity grants that represent the target equity value that the Compensation Committee aims to deliver to each Senior Manager as part of his or her annual compensation. The size of each annual grant is established with reference to the Senior Manager’s role and responsibilities within the Company, as well as market data from the Radford Executive Survey and the Independent Consultant regarding the dollar value of annual grants made to similarly situated executives. In establishing the number of shares subject to the annual grants, the Compensation Committee typically attempts to position the opportunity to fall between the median and 75th percentile for annual equity compensation, though the Compensation Committee will continue to evaluate that particular percentile range as a reference point and may use a different reference point in future periods based on Company performance and other market factors. This annual equity component is distinguished from any “supplemental equity” awards that may be granted for a particular year based on the specific circumstances applicable to that year.

The Compensation Committee’s design objective with respect to the annual equity component is that it should be structured so as to accomplish both goals of the equity program – reward achievement of key performance objectives and enhance our ability to retain our key employees. Due to the unanticipated severity of the challenges faced in our industry (and the global economy as a whole) during fiscal year 2009, however, the annual grants for fiscal year 2009 failed to strike the essential balance between those goals.

The fiscal year 2009 annual grants to most of the Senior Managers (including all of the executive officers) were comprised entirely of performance shares. Under the fiscal year 2009 annual equity grants, the number of shares earned by the Senior Managers under the annual awards was to be determined solely based on the Company’s achieved level of operating margin. The Company was required to achieve a threshold level of operating margin in order for any shares to be earned under the annual awards.

The performance goals that the Compensation Committee set for the fiscal year 2009 annual equity awards were set at levels that would require very strong operational performance and were considered difficult to achieve at the time, given anticipated market conditions. However, because of the unanticipated severity of the economic downturn during fiscal year 2009, the Company did not achieve the threshold performance level of $183 million in operating margin, notwithstanding the substantial efforts and contributions of the Senior Managers. As a result, none of the shares subject to the annual awards were earned by the named executive officers (or any of the other Senior Managers whose annual awards were entirely comprised of performance-based awards) for fiscal year 2009.

Mr. Dentinger joined the Company as our Executive Vice President and Chief Financial Officer in September 2008 and therefore did not receive an annual equity award under our fiscal year 2009 equity plan. Mr. Dentinger received a new hire grant of service-based restricted stock units covering 40,000 shares of our common stock in connection with his employment, which the Compensation Committee, following its review of applicable market data, determined to be appropriate for Mr. Dentinger’s role and responsibilities.

The following table sets forth the minimum and target/maximum shares achievable by each named executive officer (except as set forth below), as well as the actual number of shares awarded to the officer, with respect to such officer’s annual equity award for fiscal year 2009:

Name and Principal Position (1)	Minimum Shares	Target Shares/ Maximum Shares Achievable	Actual Shares Awarded
Richard P. Wallace	0	75,000	0
President & Chief Executive Officer

Brian M. Martin	0	15,000	0
Senior Vice President, General Counsel & Corporate Secretary

Virendra A. Kirloskar	0	8,000	0
Senior Vice President & Chief Accounting Officer

(1)	This table does not include (a) Mr. Kispert, because he did not receive an annual equity award with respect to fiscal year 2009 as a result of his impending departure from the Company and (b) Mr. Dentinger, who, as noted above, joined the Company in September 2008 and did not receive an annual equity award under our fiscal year 2009 equity plan.

ii. Supplemental Equity Grants for Fiscal Year 2009:

In addition to the annual equity awards granted to the named executive officers for fiscal year 2009, the Compensation Committee and the Independent Directors also awarded supplemental equity grants to Messrs. Wallace, Martin and Kirloskar, as well as other Senior Managers throughout the Company. These supplemental awards were intended to address a lack of long-term retention value in the unvested equity positions held by the Senior Managers, based on benchmarking data regarding officers at peer companies, and anticipated increased responsibilities in light of the departure of Mr. Kispert, our former President, Chief Operating Officer and Chief Financial Officer, which was announced in August 2008.

For Mr. Wallace, his supplemental grant was structured as a performance share award. Under Mr. Wallace’s supplemental grants, the Company was required to achieve a threshold level of operating margin as a condition for any shares to be earned under the award. Upon achievement of that threshold level of operating margin, Mr. Wallace’s actual number of shares would then be determined based upon the Company’s achievement of certain pre-determined strategic objectives. Although Mr. Wallace made outstanding contributions to the Company during an intensely challenging period and played a significant role in the Company’s achievement of key strategic goals, the Company, due to the unanticipated severity of the economic downturn in fiscal year 2009, did not achieve the threshold performance level of $274.5 million in operating margin. As a result, Mr. Wallace was not awarded any of the shares subject to his fiscal 2009 supplemental equity award.

For Messrs. Martin and Kirloskar, along with the other Senior Managers who received supplemental awards, their supplemental grants were structured as restricted stock units subject only to continued service with us. Fifty percent

(50%) of the shares subject to these service-based supplemental awards will vest two years from the date of the award, and the remaining fifty percent (50%) will vest four years from the date of the award, in each case subject to the individual’s continued employment with us on the applicable vesting date.

The following table sets forth the minimum and target/maximum shares achievable by each named executive officer (except as set forth below), as well as the actual number of shares issued to the officer, with respect to such officer’s supplemental equity award for fiscal year 2009:

Name and Principal Position (1)	Minimum Shares	Target Shares/ Maximum Shares Achievable	Actual Shares Awarded
Performance Shares

Richard P. Wallace	0	25,000	0
President & Chief Executive Officer

Service-Based Restricted Stock Units

Brian M. Martin	15,000	15,000	15,000
Senior Vice President, General Counsel & Corporate Secretary

Virendra A. Kirloskar	8,000	8,000	8,000
Senior Vice President & Chief Accounting Officer

(1)	This table does not include (a) Mr. Kispert, because he did not receive a supplemental equity award with respect to fiscal year 2009 as a result of his impending departure from the Company and (b) Mr. Dentinger, who joined the Company in September 2008 and did not receive a supplemental equity award under our fiscal year 2009 equity plan.

iii. Annual and Supplemental Equity Grants for Fiscal Year 2010:

In August 2009, the Compensation Committee and, with respect to grants to our Chief Executive Officer, the Independent Directors approved fiscal year 2010 annual equity awards for our executive officers, including the minimum, target and maximum potential opportunities under such awards. In addition to the annual grants for each officer, the Compensation Committee and Independent Directors (as applicable) also approved supplemental awards to the executive officers, as set forth in the table below. The blend of equity granted with respect to fiscal year 2010 (which includes both performance shares and service-based awards) is designed to strike an appropriate balance between the two objectives of the equity program—rewarding strong performance and strengthening retention.

The aggregate number of shares subject to each executive officer’s annual equity award is intended to represent a long-term incentive component of the officer’s overall compensation package that is competitive with the market. As in prior years, the total size of each officer’s fiscal year 2010 annual award was established based upon individual performance and market data regarding the dollar value of annual grants to other companies’ executives, targeting the grants between the median and 75th percentile of annual equity compensation and applying the average closing price of our Common Stock over a recent period of time. Each officer’s fiscal year 2010 annual award has been divided into two equally sized grants: one of which is a performance share award, and the other of which is a restricted stock unit award with vesting tied solely to continued service with us. The shares covered by the performance share award are earnable over the course of the next one to three fiscal years, based on the Company’s operating margin percentage over those periods. The Compensation Committee will evaluate the allocation between performance-based and service-based awards, as well as the continued usefulness of the particular percentile range as a reference point, and may use different allocations, percentile reference points or other features in future periods based on Company performance and other market factors.

In August 2009, the Compensation Committee and, with respect to our Chief Executive Officer, the Independent Directors also approved supplemental equity awards to the Senior Managers. On a regular basis, the Compensation Committee reviews the retentive power of the unvested equity grants held by each executive. These equity holdings are intended to provide a certain amount of potential future value at all times as an incentive for continued service and strong performance. The Compensation Committee determined, as part of its most recent evaluation, that it was appropriate to grant supplemental awards to address what, as a result of award levels in prior years, the Compensation Committee deemed to be insufficient holding power of the executives’ unvested equity holdings. For example, the entire cancellation of the executives’ fiscal year 2009 annual equity awards eliminated any retentive value that such awards were intended to provide. The fiscal year 2010 supplemental awards, by providing Senior Managers with an additional portion of long-term equity compensation tied solely to continued service, are intended to address this lack of retention.

Each of the executive officers’ supplemental grants will vest based solely on the officer’s continued service with us, with fifty percent (50%) of the shares vesting two years from the date of the award, and the remaining fifty percent (50%) vesting four years from the date of the award, in each case subject to the executive’s continued employment with us on the applicable vesting date. Based on the balanced structure and long-term emphasis of the fiscal year 2010 equity program, we do not currently anticipate that supplemental equity awards will be a component of our executive compensation program in fiscal year 2011.

The size and vesting terms of the equity awards to the Senior Managers are determined by the Compensation Committee after reviewing external market data to ensure that our compensation packages are competitive, while also taking into account retention issues and the portion of each Senior Manager’s equity position that remains unvested. The minimum and target/maximum numbers of shares potentially issuable to each of the named executive officers under the annual and supplemental awards made for fiscal year 2010, as approved by the Compensation Committee and the Independent Directors in August 2009, are as follows:

Name and Principal Position	Type of Grant	Minimum Shares	Target Shares/ Maximum Shares Achievable
Richard P. Wallace President & Chief Executive Officer	Annual Grant (Performance) Annual Grant (Service-Based) Supplemental Grant	0 57,500 74,000	57,500 57,500 74,000

Mark P. Dentinger Executive Vice President & Chief Financial Officer	Annual Grant (Performance) Annual Grant (Service-Based) Supplemental Grant	0 20,000 43,000	20,000 20,000 43,000

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	Annual Grant (Performance) Annual Grant (Service-Based) Supplemental Grant	0 11,050 19,400	11,050 11,050 19,400

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Annual Grant (Performance) Annual Grant (Service-Based) Supplemental Grant	0 5,900 10,400	5,900 5,900 10,400

Any shares that may eventually be issued under the performance share awards for fiscal year 2009 listed above will also have a significant service vesting component. Fifty percent (50%) of any issued shares will vest two years from the date of the award, and the remaining fifty percent (50%) will vest four years from the date of the award, in each case subject to the executive’s continued employment with us through the applicable vesting date.

Compensation Approval Procedures	Pursuant to the charter of the Compensation Committee, the Committee has the authority to approve the compensation packages for our executive officers, other than our Chief Executive Officer, without submitting them to the Board of Directors. However, with respect to the Chief Executive Officer’s compensation, the Compensation Committee must make recommendations to the Independent Directors, who possess the authority to approve the Chief Executive Officer’s compensation.

In structuring the fiscal year 2009 compensation packages for all of the named executive officers (other than the Chief Executive Officer), the Compensation Committee received comprehensive industry compensation data and analysis from the Independent Consultant and initial recommendations regarding such packages from our Chief Executive Officer and our Senior Vice President of Human Resources based upon internal performance reviews and the external compensation data described under the section entitled “Compensation Committee Decision Making–Process Overview and Market Data” above. With regard to our Bonus Plan and performance-based equity program, the proposed financial metrics and payout percentages were developed by our Chief Executive Officer, Chief Financial Officer and Senior Vice President of Human Resources, with the assistance of the Independent Consultant. The Compensation Committee reviewed the data provided by the Independent Consultant and the Company’s recommendations and engaged in detailed discussions over the course of multiple meetings, in closed sessions as well as with the Chief Executive Officer, to determine the final compensation packages for the executives for fiscal year 2009. Following these discussions, the Chief Executive Officer presented final recommendations regarding the fiscal year 2009 compensation packages for the named executive officers that reflected these discussions, which recommendations were adopted by the Compensation Committee and the Independent Directors in August 2008.

In the case of the Chief Executive Officer’s compensation, the Compensation Committee developed a proposed compensation package for fiscal year 2009 using the process described above (except that Mr. Wallace was not involved in the process) and recommended it to the Independent Directors. The Independent Directors then discussed and, in August 2008, approved the Compensation Committee’s recommendation with respect to the fiscal year 2009 compensation for the Chief Executive Officer, who was not present and did not participate in the discussion.

In each case, when establishing each element of compensation and the overall packages for the officers, the Compensation Committee and the Independent Directors exercised their discretion and judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

The executive officers’ fiscal year 2010 compensation levels, including base salary, performance targets, target bonus amounts and equity awards, were determined in August 2009. The Compensation Committee grants equity awards for new hires and promotions on a quarterly basis and usually makes equity award grants to the Senior Managers one time per year, typically in August. All equity awards to our employees, including the named executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance.

Advisor to the Compensation Committee	The Compensation Committee retains an independent compensation consultant to provide the Committee with independent, objective analysis and advice on executive compensation matters. The Compensation Committee’s Independent Consultant, Semler Brossy Consulting Group, LLC, reports directly to the Chair of the Compensation Committee and performs no other work for the Company.

The Independent Consultant generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2009, the Independent Consultant’s duties included providing the Compensation

Committee with relevant market and industry data and analysis, reviewing all materials and participating in the meetings in which the Compensation Committee made decisions regarding changes to executive compensation for fiscal year 2009. In fulfilling these duties, the Independent Consultant met, as needed and with the knowledge of the Chairman of the Compensation Committee, with our Chief Executive Officer, Senior Vice President of Human Resources and General Counsel.

Perquisites and Other Compensation	We make only nominal use of perquisites in compensating our executive officers. All of our executive officers are entitled to be reimbursed for the cost of professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum of $20,000 per calendar year.

In addition, our executive officers are eligible to participate in our 401(k) plan (including, during fiscal year 2009, a Company match on employee 401(k) plan contributions) and the other employee benefit plans sponsored by us on the same terms and conditions that apply to all other employees. The Company match feature has been eliminated from the 401(k) plan for all employees effective July 1, 2009 as part of our recent cost reduction efforts.

Severance Benefits and Change of Control Agreements	We have adopted an Executive Severance Plan that specifies the compensation and benefits that plan participants will receive in the event their employment with us terminates under certain defined circumstances, including a change of control. For further information, please see the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.” We believe that the Executive Severance Plan is important for the long-term retention of our senior executives and enhances their commitment to the attainment of our strategic objectives. The benefits provided under the Executive Severance Plan will allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that the severance benefits provided under the Executive Severance Plan are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success and the value that we expect to receive from retaining their services, including during challenging transition periods following a change of control.

Deferred Compensation	We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any defined benefit pension benefits or any other retirement benefits to named executive officers, other than the 401(k) Savings Plan available to all of our employees. Accordingly, it is the objective of the Executive Deferred Savings Plan, in conjunction with gains realized from awards made under the 2004 Equity Incentive Plan and the benefits payable under the Executive Severance Plan, to provide named executive officers with a meaningful opportunity to accumulate resources to fund their retirement income.

Executive Retiree Medical Plan	Certain current and former senior executive officers who meet defined eligibility criteria, and their eligible dependents, are entitled to continued medical benefits following their retirement. To be eligible, an executive must be at least 55 years old with ten years of service with us, and must be in good standing with us at the time of his or her retirement. Eligible executives are entitled to participate until age 65. Spouses of eligible executives may also participate until age 65, but subject to a maximum participation period of 15 years. Children of eligible executives may also participate until age 19 (or age 24, for full-time students), but their eligibility terminates upon the termination of coverage for an eligible parent. The Company and the participant share the cost of the premiums of such medical coverage, with our portion of the premium being equal to the amount that we pay to provide such coverage for current employees. No named executive officers are currently eligible to participate in the program.

Stock Ownership Guidelines	In November 2008, our Board of Directors adopted revised stock ownership guidelines applicable to our executive officers. Under that policy, our executives are expected to own KLA-Tencor common stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares
CEO	Value of at least four times annual base salary
EVP/SVP	Value of at least two times annual base salary

Unexercised options and unearned performance shares or units do not count for purposes of measuring compliance with the ownership guidelines. The value of unvested restricted stock or stock units is included in measuring compliance. The recommended time period for reaching the guidelines is the later of (a) November 13, 2012 or (b) the fourth anniversary from when the individual becomes subject to these guidelines. With respect to our Chief Executive Officer, the Compensation Committee will conduct an annual review to assess compliance with the guidelines, once they become effective. Vice Presidents’ compliance will be evaluated by the Chief Executive Officer. We believe that each of our executives subject to these ownership guidelines is on schedule to be in compliance with the guidelines by the applicable deadline.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly-traded companies for compensation paid to the Chief Executive Officer and the three other highest paid executive officers (other than the Chief Financial Officer), to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. Our existing equity compensation plans, including the 2004 Equity Incentive Plan, are structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options granted under those plans should qualify as performance-based compensation. However, we have determined that certain of our past stock options were retroactively priced and, therefore, had exercise prices below the fair market values of the underlying shares on the grant dates of the options. Such retroactively priced options may not qualify as performance-based compensation, and the compensation deemed paid when those options are exercised may be subject to the $1 million limitation. In addition, other awards made under those plans may or may not qualify as performance-based compensation. For example, the restricted stock units (as differentiated from the performance share awards) granted to our executive officers in August 2009 will not qualify as performance-based compensation because the vesting of those awards is tied solely to continued service over a four-year period, whereas the performance shares granted to the executive officers in August 2009 are expected to qualify as performance-based compensation (to the extent they are earned).

Our annual Performance Bonus Plan is a cash bonus plan structured in a manner that will allow us to qualify all or part of the compensation earned under that plan as performance-based compensation. As a result, it is anticipated that a substantial portion of any incentive compensation earned by the executive officers under that plan for fiscal year 2010 should qualify as performance-based compensation and should therefore not be subject to the $1 million limitation.

The Compensation Committee continues to consider steps that might be in our best interests to comply with Section 162(m). However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Clawback Policy

We maintain a clawback policy, set forth in the Compensation Committee’s charter, which provides that in the event of a significant restatement of financial results resulting from fraud, misconduct, material non-compliance or material errors, the Compensation Committee may (in its sole discretion, but acting in good faith and in compliance with applicable laws) direct that the Company recover all or a portion of performance-based compensation, including bonuses and long term incentive awards, made to executive officers during the restatement period. The amount to be recovered from an executive officer will be the amount by which the performance-based compensation exceeded the amount that would have been payable to the executive officer had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Compensation Committee determines. The Compensation Committee may determine to recover different amounts from different executive officers on such basis it deems appropriate. The Compensation Committee will determine whether the Company is to effect any such recovery: (i) by seeking repayment from the applicable executive officer, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the executive officer under any compensatory plan, program or arrangement maintained by us, (iii) by withholding (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with our otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA-Tencor specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Kevin J. Kennedy, Chairman

Robert P. Akins1

Edward W. Barnholt

Robert T. Bond

John T. Dickson

[1]	Mr. Akins was appointed as a member of the Compensation Committee during fiscal year 2009 (on August 6, 2008).

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2009, 2008 and 2007 by our Chief Executive Officer, all persons who served as Chief Financial Officer during fiscal year 2009 and each of the other executive officers whose total compensation for that fiscal year exceeded $100,000 and who were serving as executive officers as of June 30, 2009. No other executive officers who would have otherwise been includable in such table on the basis of their compensation for the fiscal year ended June 30, 2009 have been excluded by reason of their termination of employment or change in executive status during that year. Mr. Kirloskar did not serve as an executive officer of the Company during any part of the fiscal year ended June 30, 2007; therefore, his compensation information for fiscal year 2007 is not included in the following table. The listed individuals will be referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(3)	Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)		(g)	(h)		(i)	(j)
Richard P. Wallace President & Chief Executive Officer	2009 2008 2007	700,000 695,308 666,500	— 368,618 —	(9)	3,118,170 3,146,195 1,971,091	967,247 1,360,787 1,779,650	(10)	— 1,078,422 2,107,873	— — 144,125	(8) (8)	21,246 19,727 19,977	4,806,663 6,669,057 6,689,216

Mark P. Dentinger Executive Vice President & Chief Financial Officer	2009	320,000	—		120,670	—		—	—		3,234	443,904

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	2009 2008 2007	325,000 325,000 76,250	— — 100,000	(11)	574,919 446,516 57,196	— — —		— 229,125 120,574	— — —	(8) (8)	21,114 18,454 1,313	921,033 1,019,095 355,333

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	2009 2008	270,000 233,959	— 9,057	(12)	375,413 206,910	124,509 217,058		— 116,638	— —		15,848 41,853	785,770 825,475

John H. Kispert Former President, Chief Operating Officer & Chief Financial Officer(13)	2009 2008 2007	313,154 586,384 563,962	375,058 — —		3,991,722 2,678,923 1,505,097	1,149,797 1,154,102 1,390,451		— 744,122 1,605,226	— — 308,725	(8) (8)	386,584 19,832 20,396	6,216,315 5,183,363 5,393,857

(1)	Includes amounts deferred under our 401(k) Plan, a tax-qualified deferred compensation plan under section 401(k) of the Internal Revenue Code, and our Executive Deferred Savings Plan (“EDSP”), a non-qualified deferred compensation program available to the executive officers and certain other employees.
(2)	Includes amounts deferred under our EDSP.
(3)	The amounts shown in column (e) are the FAS 123R compensation costs recognized for financial statement reporting purposes for the 2009, 2008 and 2007 fiscal years with respect to restricted stock units (“RSUs”) awarded to the named executive officers, whether in the 2009, 2008, 2007 or other prior fiscal year. The compensation costs are based on the FAS 123R grant date fair value of each RSU award, and the dollar amounts reported in column (e) do not take into account any estimated forfeitures related to service-based vesting conditions. Such grant date fair value has been calculated on the basis of the fair market value of our Common Stock on the respective grant date of each RSU award.
(4)

The amounts shown in column (f) are the FAS 123R compensation costs recognized for financial statement reporting purposes for the 2009, 2008 and 2007 fiscal years with respect to stock options granted to the named executive officers, regardless of the year in which such stock options were granted. The compensation costs are based on the FAS 123R grant date fair value of each option grant, and the dollar amounts reported in column (f) do not take into account any estimated forfeitures related to service-based vesting conditions.

Assumptions used in the calculation of the FAS 123R grant date fair value of grants made during fiscal year 2007 are set forth in Note 6 to our consolidated financial statements for the fiscal year ended June 30, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 20, 2007. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the respective fiscal year. We did not grant any stock options to any of the named executive officers during fiscal year 2009 or 2008.

(5)	The amounts shown in column (g) for fiscal year 2009 reflect the fact that, due to the Company’s financial performance during fiscal year 2009, no payments were made to any of the named executive officers under our fiscal year 2009 Performance Bonus Plan.

The amounts shown in column (g) for fiscal year 2008 reflect the following payments earned by each named executive officer under our fiscal year 2008 Performance Bonus Plan: Mr. Wallace: $1,078,422; Mr. Martin: $229,125; Mr. Kirloskar: $48,320; and Mr. Kispert: $744,122. In addition, during the 2008 fiscal year, Mr. Kirloskar earned bonuses of $22,315 under the Company’s FY08 Vice President PFO Incentive Plan and $46,003 under our fiscal year 2008 Annual Incentive Bonus Plan prior to becoming an executive officer of the Company.

The amounts shown in column (g) for the 2007 fiscal year reflect amounts earned under our Executive Incentive Plan (“EIP”) and our Outstanding Corporate Performance Executive Bonus Plan (“OCPB”). The amount earned by each named executive officer under each such plan is as follows:

Name	Payout Under EIP for Fiscal Year 2007 ($)	Payout Under OCPB for Fiscal Year 2007 ($)	Total ($)
Richard P. Wallace	774,873	1,333,000	2,107,873
Brian M. Martin	44,324	76,250	120,574
John H. Kispert	590,096	1,015,130	1,605,226

(6)	The amounts in column (h) for fiscal year 2007 represent investment earnings (if any) credited during that fiscal year to each named executive officer’s deferred compensation account under our EDSP. The credited earnings (as applicable) correspond to the actual market earnings on a select group of investment funds utilized to track the notional investment return on the named executive officer’s account balance for the fiscal year. We have not made any determination as to which portion of such earnings may be considered above market for purposes of this Summary Compensation Table and have elected to report the entire amount of such earnings.

The amounts in column (h) for fiscal years 2008 and 2009 represent zero values for all named executive officers, as all named executive officers either (a) did not participate in the EDSP or (b) incurred a loss for the fiscal year on their investments in the EDSP (which losses, if any, are not reported in the Summary Compensation Table above so as to not understate the applicable officers’ aggregate compensation). For more information regarding the participation of the named executive officers in the EDSP, please refer to footnote (8) to this Summary Compensation Table and the section of this Proxy Statement below entitled “Nonqualified Deferred Compensation.”

(7)	Amounts presented in column (i) consist of the following:

For the fiscal year ended June 30, 2009:

Name	Company Matching Contribution to 401(k) Plan ($)	Reimbursement of (or Imputed Income for) Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Vacation Accrual ($)	Severance Payment ($)	COBRA Benefits Paid by Company ($)	Tax Payments and Tax Gross-Up Amounts Related to Foreign Assignment($)	Total ($)
Richard P. Wallace	3,000	17,700	546	—	—	—	—	21,246
Mark P. Dentinger	3,000	—	234	—	—	—	—	3,234
Brian M. Martin	3,000	17,860	254	—	—	—	—	21,114
Virendra A. Kirloskar	3,000	600	211	—	—	—	12,037	15,848
John H. Kispert	375	19,328	230	68,397	292,731	5,523	—	386,584

For the fiscal year ended June 30, 2008:

Name	Company Matching Contribution to 401(k) Plan ($)	Reimbursement of (or Imputed Income for) Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Housing, Moving and Other Relocation Costs ($)	Tax Gross-Up Amounts Related to Foreign Assignment ($)	Total ($)
Richard P. Wallace	3,000	16,185	542	—	—	19,727
Brian M. Martin	2,044	16,178	232	—	—	18,454
Virendra A. Kirloskar	3,000	600	183	19,157	18,913	41,853
John H. Kispert	3,000	16,376	456	—	—	19,832

For the fiscal year ended June 30, 2007:

Name	Company Matching Contribution to 401(k) Plan ($)	Reimbursement of Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Total ($)
Richard P. Wallace	3,000	16,457	520	19,977
Brian M. Martin	1,250	—	63	1,313
John H. Kispert	3,000	16,954	442	20,396

(8)	During fiscal year 2009, the investment returns on the deferred compensation accounts under our EDSP for certain executive officers were negative and are therefore not considered above market for purposes of the Summary Compensation Table and not reported in the Summary Compensation Table above. The aggregate investment losses during fiscal year 2009 for such accounts were as follows: Mr. Wallace: $256,572; Mr. Martin: $1,797; and Mr. Kispert: $334,949.

During fiscal year 2008, the investment returns on the deferred compensation accounts under our EDSP for certain executive officers were negative and are therefore not considered above market for purposes of the Summary Compensation Table and not reported in the Summary Compensation Table above. The aggregate investment losses during fiscal year 2008 for such accounts were as follows: Mr. Wallace: $64,640; Mr. Martin: $152; and Mr. Kispert: $123,195.

(9)	In December 2006, following a review of our past equity award practices, the Company and certain executive officers (including Mr. Wallace, but not including any of the other named executive officers) agreed to increase the exercise price of certain then outstanding options held by such executive officers. To compensate Mr. Wallace for such increase, we paid a bonus to Mr. Wallace in January 2008 in the amount of $368,618. Please see footnote (10) to this Summary Compensation Table for further information.
(10)	In connection with a review of our past equity award practices, it was determined that the actual measurement dates that should have been used for financial accounting purposes for certain stock options granted to employees, including certain of the named executive officers, differed from the measurement dates previously used by the Company in accounting for those grants. Accordingly, we entered into agreements to increase the exercise price for those options, including the agreement with Mr. Wallace described in footnote (9) to this Summary Compensation Table, in exchange for a bonus payment equal to the aggregate increase in exercise price. With respect to Mr. Wallace’s agreement, we paid his bonus amount described in footnote (9) to this Summary Compensation Table in January 2008, and such bonus amount is reflected in the incremental fair value of those amended options. The incremental compensation cost recognized for financial statement reporting purposes for the 2007 fiscal year with respect to the amendment of such options held by Mr. Wallace was $184,752, which amount is included in the FAS 123R compensation cost of Mr. Wallace’s options for the 2007 fiscal year.
(11)	Pursuant to a letter agreement between the Company and Mr. Martin, during fiscal year 2007, Mr. Martin received a signing bonus of $100,000 in connection with his commencement of employment with us.
(12)	Following a review of our past equity award practices, we commenced an offer to our employees to amend or replace certain retroactively priced stock options in our Schedule TO filed with the SEC on February 27, 2007 (the “409A Tender Offer”). Mr. Kirloskar elected to participate in the 409A Tender Offer and tendered his eligible stock options. Accordingly, in June 2007, the Company and Mr. Kirloskar agreed to increase the exercise price of certain then outstanding options held by Mr. Kirloskar. In accordance with the terms of the 409A Tender Offer, to compensate Mr. Kirloskar for such increase, we paid a bonus to Mr. Kirloskar in January 2008 in the amount of $9,057.
(13)	Mr. Kispert served as our Chief Financial Officer for a portion of fiscal year 2009. However, effective January 1, 2009, Mr. Kispert ceased to be an employee of the Company. In connection with Mr. Kispert’s departure, Mr. Kispert and the Company entered into a Severance and Consulting Agreement dated August 28, 2008, pursuant to which Mr. Kispert received certain compensation and benefits, of which the following are included in the Summary Compensation Table above: (i) salary continuation payments for two years following the date he ceased to be an employee of the Company, at his annual base salary rate in effect as of his departure ($590,000 per year) ($292,731 of this amount was paid during fiscal year 2009 and is presented under the column entitled “All Other Compensation” as “Severance Payment”); (ii) a pro-rated annual incentive payment equal to $375,058 (presented under the column entitled “Bonus”), calculated as the annual cash bonus payment paid to Mr. Kispert for fiscal year 2008 multiplied by a fraction representing the portion of the fiscal year 2009 that had lapsed as of the date he ceased to be an employee; (iii) accelerated, pro-rated vesting of the unvested portion (as of the date that his employment with the Company terminated) of all of his outstanding restricted stock units, such that a percentage of the unvested portion of each such restricted stock unit grant, representing the portion of the entire service vesting period under such grant that had been served by Mr. Kispert as of the date that he ceased to be an employee of the Company, was accelerated (the accounting charge related to such acceleration is included in the column entitled “Stock Awards”); (iv) the extension of the post-termination exercise period of each of Mr. Kispert’s stock options so that each such option will remain exercisable for twelve months following the date Mr. Kispert ceased to be an employee of the Company, but in no event beyond the original term of the award (the accounting charge related to such extension is included in the column entitled “Option Awards”); and (v) Company-paid COBRA benefits, life insurance benefits and professional financial services, in each case for a specified period following the termination of Mr. Kispert’s employment (the value of these benefits, to the extent provided to Mr. Kispert during fiscal year 2009, are reflected in the column entitled “All Other Compensation”).

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer during the fiscal year ended June 30, 2009 under a compensation plan. No stock appreciation rights were granted to any of the named executive officers during the fiscal year ended June 30, 2009.

Name and Principal Position	Grant Date		Potential Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Potential Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Awards ($)(5)
			Threshold ($)(3)	Payout at Company Target Performance ($)(4)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
Richard P. Wallace	—		378,000	661,500	2,835,000
President & Chief Executive Officer	8/6/08	(6)				37,500	75,000	75,000	2,772,000
	8/6/08	(7)				0	25,000	25,000	924,000

Mark P. Dentinger	—		120,000	210,000	900,000
Executive Vice President & Chief Financial Officer	11/11/08	(8)				40,000	40,000	40,000	763,200

Brian M. Martin	—		91,000	159,250	682,500
Senior Vice President, General Counsel & Corporate Secretary	8/5/08	(6)				7,500	15,000	15,000	548,400
	8/5/08	(9)				15,000	15,000	15,000	548,400

Virendra A. Kirloskar	—		70,200	122,850	526,500
Senior Vice President & Chief Accounting Officer	8/5/08	(6)				4,000	8,000	8,000	292,480
	8/5/08	(9)				8,000	8,000	8,000	292,480

John H. Kispert	—		212,400	371,700	1,593,000
Former President, Chief Operating Officer & Chief Financial Officer

(1)	The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could have been earned under our Performance Bonus Plan (the “Bonus Plan”) based on the Company’s performance for fiscal year 2009. In August 2009, following the completion of fiscal year 2009, the Company’s actual performance was measured against the pre-established performance targets. Based on that measurement, no bonus amounts were paid under the fiscal year 2009 Bonus Plan to any of the named executive officers. That determination is reflected in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
(2)	The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” are calculated based on the named executive officer’s actual salary rate for fiscal year 2009. Previous disclosures regarding the potential payouts under the fiscal year 2009 Bonus Plan were calculated using the applicable officer’s anticipated fiscal year 2009 base salary (that is, giving effect to the salary raises that were approved in August 2008). However, because those raises were ultimately never implemented, the amounts set forth in this table reflect the amounts that could have been earned by the officers based on their actual fiscal year 2009 base salaries.
(3)	The threshold amount is calculated as the minimum amount that would have been payable under the fiscal year 2009 Bonus Plan to the applicable named executive officer assuming satisfaction of the initial performance threshold required to fund the Bonus Plan, multiplied by 80% (which represented the largest possible downward adjustment, based on individual performance criteria, that could have been made by the Compensation Committee or the independent members of the Board of Directors (as applicable) under the terms of the fiscal year 2009 Bonus Plan).
(4)	The amount in column (d) reflects the amount that would have been payable under the fiscal year 2009 Bonus Plan to the applicable named executive officer assuming Company achievement of target operating margin for the year (with revenue growth at the same rate as the average growth rate for our comparator group). Under the structure of the fiscal year 2009 Bonus Plan, this amount was equal to 70% of the officer’s target bonus amount approved by the Compensation Committee or the independent members of the Board of Directors, as applicable.
(5)	The dollar value reported in column (i) represents the grant date fair value of the applicable RSU or performance share award based on the fair market value of the underlying shares of our Common Stock (measured at the maximum potential payout under the award) on the award date.

(6)	Reflects awards of performance shares that had both a performance-vesting component tied to the Company’s operating margin for fiscal year 2009 and a service-vesting component tied to continued service beyond that fiscal year. Based on the Company’s attained level of operating margin for fiscal year 2009, no shares were deemed to have been earned by the named executive officers for fiscal year 2009 with respect to such performance share awards.
(7)	Reflects a supplemental award of performance shares that had both a performance-vesting component tied to strategic objectives established for fiscal year 2009 for Mr. Wallace by the independent members of the Board of Directors, as more fully described under “Compensation Discussion and Analysis–Elements of Executive Compensation–Long-Term Incentives,” and a service-vesting component tied to continued service beyond that fiscal year. Although Mr. Wallace performed well against the personal strategic objectives that had been established for him during early fiscal year 2009, the Company failed to achieve the minimum level of operating margin that served as a threshold requirement for any shares to be earned by Mr. Wallace under such award. Accordingly, we did not issue any of the shares that were potentially issuable to Mr. Wallace pursuant to his supplemental performance share award for fiscal year 2009.
(8)	Reflects an award of a new hire RSU granted to Mr. Dentinger in connection with his employment by the Company during fiscal year 2009, which RSU award has only a service-vesting component tied to continued service beyond fiscal year 2009. Fifty percent (50%) of the shares subject to the RSU will vest on November 11, 2010, and the remaining fifty percent (50%) will vest on November 11, 2012, provided Mr. Dentinger continues in our employ through each applicable vesting date. The underlying shares may also vest on an accelerated basis in the event his employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”
(9)	Reflects a supplemental RSU award during fiscal year 2009, which award only has a service-vesting component tied to continued service beyond fiscal year 2009. Fifty percent (50%) of the shares subject to the RSU will vest on August 5, 2010, and the remaining fifty percent (50%) will vest on August 5, 2012, provided the applicable named executive officer continues in our employ through each applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of June 30, 2009.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/ Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Richard P. Wallace	71,250	(2)	3,750	41.79	9/21/2014
President & Chief Executive Officer	33,333	(2)	16,667	52.53	2/17/2013
	93,750	(2)	31,250	47.95	9/26/2012
	11,250	(3)		40.66	8/2/2014
	18,750	(3)		45.16	4/26/2014
	15,000	(3)		58.10	1/27/2014
	30,000	(3)		53.86	10/27/2013
	20,000	(3)		34.67	1/28/2013
	12,500	(3)		51.23	7/30/2013
	10,000	(3)		37.05	11/8/2012
	1,000	(3)		40.14	5/22/2013
	9,000	(3)		29.31	10/2/2011
	16,500	(3)		45.25	10/2/2011
	3,792	(3)		32.75	4/4/2011
	4,667	(3)		50.82	4/4/2011
	3,791	(3)		26.25	11/10/2010
	3,209	(3)		32.88	11/10/2010
	2,014	(3)		44.69	8/13/2010
	17,155	(3)		44.69	8/13/2010
						75,000	(4)	1,893,750
						25,000	(4)	631,250
						31,250	(5)	789,063
						52,291	(5)	1,320,348
						25,000	(5)	631,250
						75,000	(6)	1,893,750
						25,000	(6)	631,250
						20,555	(6)	519,039

Mark P. Dentinger						40,000	(5)	1,010,000
Executive Vice President & Chief Financial Officer

Brian M. Martin						15,000	(4)	378,750
Senior Vice President, General Counsel & Corporate Secretary						14,000	(5)	353,500
						3,922	(5)	99,031
						15,000	(5)	378,750

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/ Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Virendra A. Kirloskar	5,417	(7)	650	39.89	9/16/2014
Senior Vice President & Chief Accounting Officer	2,492	(8)	1,625	39.89	9/16/2014
	7,500	(2)	2,500	47.95	9/26/2012
	760	(3)		40.66	8/2/2014
	1,267	(3)		45.16	4/26/2014
	1,600	(3)		58.10	1/27/2014
	3,200	(3)		53.86	10/27/2013
	2,500	(3)		39.35	5/21/2013
						8,000	(4)	202,000
						4,000	(5)	101,000
						6,000	(5)	151,500
						8,000	(5)	202,000
						8,000	(5)	202,000
						6,100	(6)	154,025

John H. Kispert	63,750	(9)		41.79	9/21/2014
Former President, Chief Operating Officer & Chief Financial Officer	11,250	(9)		40.66	8/2/2014
	18,750	(9)		45.16	4/26/2014
	15,000	(9)		58.10	1/27/2014
	30,000	(9)		53.86	10/27/2013
	14,166	(9)		52.53	2/17/2013
	48,750	(9)		47.95	9/26/2012
	12,500	(9)		51.23	7/30/2013
	11,250	(9)		34.67	1/28/2013
	5,625	(9)		37.05	11/8/2012
	14,000	(9)		45.25	10/2/2011
	2,667	(9)		50.82	4/4/2011
	1,000	(9)		32.88	11/10/2010
	8,658	(9)		66.81	8/13/2010

(1)	Calculated based on the $25.25 closing price per share of our Common Stock on June 30, 2009.
(2)	These particular options are part of a grant that vests over a five-year period of service with the Company measured from the grant date. Information concerning these grants is set forth below. Twenty percent (20%) of the total number of shares subject to that grant vest and become exercisable upon completion of one year of service measured from the grant date, and the remaining eighty percent (80%) vests in equal installments on a monthly basis for the subsequent 48 months of service. The options will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercised Before July 1, 2009
Richard P. Wallace	9/21/2004	75,000	—
	2/17/2006	50,000	—
	9/26/2005	125,000	—

Virendra A. Kirloskar	9/26/2005	10,000	—

(3)	This option is fully vested and exercisable.
(4)	These grants represent the maximum number of shares of our Common Stock that could have been earned under performance share awards that were granted to the applicable executive officer in August 2008 in connection with their service during fiscal year 2009. In August 2009, following the completion of fiscal year 2009, the Compensation Committee of our Board of Directors reviewed the level of achievement during the fiscal year of the applicable performance criteria for the awards and formally determined that no shares were earned under such performance share awards. However, because the actual number of shares earned under the performance share award was not formally determined until after June 30, 2009, the table above sets forth the maximum number of shares that could have been earned under the applicable performance share award for fiscal year 2009. Information concerning these grants is set forth below.

Name	Performance Share Award Date	Maximum Number of Shares Subject to Award at Time of Grant	Actual Number of Shares Subject to Award After Review of FY2009 Performance Criteria	Number of Shares Vested and Issued Before July 1, 2009
Richard P. Wallace	8/6/2008	75,000	0	N/A
	8/6/2008	25,000	0	N/A

Brian M. Martin	8/5/2008	15,000	0	N/A

Virendra A. Kirloskar	8/5/2008	8,000	0	N/A

(5)	These particular RSUs are part of an award that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Information concerning these RSU awards is set forth below. Fifty percent (50%) of the total number of shares underlying that award will vest and become issuable upon completion of two years of service measured from the award date, and the remaining fifty percent (50%) will vest and become issuable upon completion of four years of service measured from the award date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2009
Richard P. Wallace	9/19/2006	62,500	31,250
	8/8/2007	52,291	—
	8/13/2007	25,000	—

Mark P. Dentinger	11/11/2008	40,000	—

Brian M. Martin	5/8/2007	28,000	14,000
	8/8/2007	3,922	—
	8/5/2008	15,000	—

Virendra A. Kirloskar	9/19/2006	8,000	4,000
	11/15/2007	6,000	—
	5/5/2008	8,000	—
	8/5/2008	8,000	—

(6)

These particular RSUs are part of an award that vests over a five-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Information concerning the RSU award is set forth below. Fifty percent (50%) of the total number of shares underlying that award will vest and become issuable upon completion of four years of service measured from the award date, and the remaining fifty percent (50%) will vest and become issuable upon completion of five years of service measured from the award date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2009
Richard P. Wallace	2/17/2006	75,000	—
	9/26/2005	25,000	—
	10/18/2004	41,111	25,556

Virendra A. Kirloskar	10/18/2005	6,100	—

(7)	This particular option is part of a grant on September 16, 2004 to purchase 9,967 shares of our Common Stock (3,900 of which had been exercised before July 1, 2009) that vests over a period of service with the Company measured from the grant date. One share subject to the grant vested and became exercisable on November 16, 2005, and the remaining shares vest in equal installments on a monthly basis for the subsequent 46 months of service.
(8)	This particular option is part of a grant on September 16, 2004 to purchase 6,500 shares of our Common Stock (2,383 of which had been exercised before July 1, 2009) that vests over a six-year period of service with the Company measured from the grant date. Twenty percent (20%) of the total number of shares subject to that grant vested and became exercisable upon completion of two years of service measured from the grant date, and the remaining eighty percent (80%) vests in equal installments on a monthly basis for the subsequent 48 months of service.
(9)	Pursuant to the terms of Mr. Kispert’s separation from the Company, the post-termination exercise period of each of Mr. Kispert’s stock options was extended so that each such option remains exercisable for twelve months following the date Mr. Kispert ceased to be an employee of the Company (January 1, 2009), but in no event beyond the original term of the award. Information concerning these grants is set forth below.

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercisable with Post Exercise Period Extended to December 31, 2009
John H. Kispert	9/21/04	75,000	63,750
	8/02/04	11,250	11,250
	4/26/04	18,750	18,750
	1/27/04	15,000	15,000
	10/27/03	30,000	30,000
	2/17/06	25,000	14,166
	9/26/05	75,000	48,750
	7/30/03	12,500	12,500
	1/28/03	25,000	11,250
	11/08/02	12,500	5,625
	10/2/01	14,000	14,000
	4/4/01	2,667	2,667
	11/10/00	1,000	1,000
	8/13/00	8,658	8,658

Stock Vested

The following table sets forth information with respect to shares of our Common Stock subject to restricted stock, RSU or performance share awards held by the named executive officers that vested during the fiscal year ended June 30, 2009. No stock options were exercised, and no stock appreciation rights were held or exercised, by the named executive officers during the fiscal year ended June 30, 2009.

	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Richard P. Wallace President & Chief Executive Officer	51,806	(2)	1,513,739

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	14,000	(2)	366,520

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	4,000	(2)	137,320

John H. Kispert (3) Former President, Chief Operating Officer & Chief Financial Officer	55,417	(2)	1,591,195

(1)	Based on the market price of the vested shares on the vesting date.
(2)	Our 2004 Equity Incentive Plan allows us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares, and the net remaining shares were issued to each officer. The following reflects the net number of shares that were issued to each officer, after giving effect to such withholding, during the fiscal year ended June 30, 2009: Mr. Wallace: 29,944 shares; Mr. Martin: 8,995 shares; Mr. Kirloskar: 2,570 shares; and Mr. Kispert: 32,977 shares.
(3)	In addition to the shares set forth in the table above, in connection with Mr. Kispert’s departure from the Company, Mr. Kispert and the Company entered into a Severance and Consulting Agreement dated August 28, 2008, pursuant to which Mr. Kispert received the right to certain compensation and benefits, including accelerated, pro-rated vesting of the unvested portion (as of the date that his employment with us terminated) of all of his outstanding restricted stock units, such that a percentage of the unvested portion of each such restricted stock unit grant, representing the portion of the entire service vesting period under such grant that was served by Mr. Kispert as of the date that he ceased to be an employee, was accelerated. For purposes of Section 409A of the Internal Revenue Code, the effective date of the vesting and delivery of such shares was delayed until July 1, 2009, six months following Mr. Kispert’s termination date. Because such restricted stock units did not vest during the fiscal year ended June 30, 2009, they are not set forth in the table above. On July 1, 2009, 97,491 shares of our common stock subject to Mr. Kispert’s restricted stock units vested, of which 56,484 shares were issued on a net basis to Mr. Kispert after giving effect to our withholding of shares to pay for the applicable withholding tax triggered by such vesting event. The dollar value of the gross number of shares realized on vesting on that date was $2,516,243.

Nonqualified Deferred Compensation

We have established the Executive Deferred Savings Plan (the “EDSP”) in order to provide our executive officers and other key employees with the opportunity to defer all or portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferred salary, commissions and bonuses under our annual bonus plans (other than our former Outstanding Corporate Performance Executive Bonus Plan (the “OCPB”)) is fully vested at all times. Bonuses deferred under our OCPB (which plan was eliminated from our compensation program following fiscal year 2007) and other Company contributions credited to the participant’s account may be subject to such vesting and distribution limitations as we may impose at the time those amounts are credited. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are a total of 23 investment funds available for selection under the EDSP, and the participant may change his or her investment elections on a daily basis. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on the plan participants as a funding vehicle for a portion of our obligations under the plan.

The following table shows the deferred compensation activity for each named executive officer during the fiscal year ended June 30, 2009.

Name and Principal Position	Executive Contributions in Fiscal Year 2009 ($)	Company Contributions in Fiscal Year 2009 ($)	Aggregate Earnings (Losses) in Fiscal Year 2009 ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance as of June 30, 2009 ($)(3)
(a)	(b)	(c)	(d)	(e)		(f)
Richard P. Wallace President & Chief Executive Officer	17,500	—	(256,572)	488,611	(4)	611,685

Mark P. Dentinger Executive Vice President & Chief Financial Officer	—	—	—	—		—

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	27,706	—	(1,797)	—		33,881

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	—	—	—	—		—

John H. Kispert Former President, Chief Operating Officer & Chief Financial Officer	—	—	(334,949)	664,281	(5)	463,426

(1)	The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on his account balance for fiscal year 2009. Any amounts reported in this column (d), because they are all negative, are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table (for further information, please refer to footnotes (6) and (8) to the Summary Compensation Table).

(2)	The 23 investment funds named below were available for selection under the EDSP for fiscal year 2009. The rate of return for each such fund for fiscal year 2009 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2009
AIM Global Health Care Fund	-14.46%
AIM Technology Fund: Class A	-22.93%
AIM Utilities: Class C	-30.11%
American Funds Growth Fund	-31.43%
DWS Dreman Small Mid Cap Value	-25.50%
DWS VIP Small Cap Index	-25.40%
Janus Aspen Series Worldwide Fund	-23.25%
PIMCO Total Return Fund	9.97%
Royce Micro-Cap	-25.81%
Royce Small Cap	-23.31%
Rydex Energy	-49.52%
Transamerica Templeton Global	-30.62%
T. Rowe Price Blue Chip Growth	-24.90%
T. Rowe Price Equity Income Fund	-25.34%
T. Rowe Price International Stock	-30.55%
T. Rowe Price Mid Cap Growth	-24.80%
Vanguard Balanced Index Fund	-13.67%
Vanguard Equity Index	-26.08%
Vanguard High-Yield Corporate	-4.55%
Vanguard International Growth	-29.90%
Vanguard REIT Index Fund	-42.76%
Vanguard Total Bond Market Index	6.28%
Wells Fargo Cash Investment Money Market	1.66%

(3)	Includes, for each named executive officer, any earnings reported for him in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
(4)	Amount consists of (a) $221,809, which was withdrawn by Mr. Wallace pursuant to a one-time election that we made available during fiscal year 2009 to all EDSP participants, allowing them, as permitted by the regulations promulgated under Section 409A of the Internal Revenue Code, as amended, a certain portion of the participant’s vested account balance from the EDSP while still serving as an employee of the Company (i.e., an “in-service withdrawal”) without requiring a one-year waiting period; and (b) $266,802, which represents the third installment of the bonus earned by Mr. Wallace under the OCPB for fiscal year 2006 that vested in August 2008 and that Mr. Wallace elected to have distributed.
(5)	Amount consists of (a) $464,677, which represents the portion of Mr. Kispert’s vested EDSP account balance that, under applicable tax regulations, was eligible for immediate distribution upon the termination of his employment with the Company, which Mr. Kispert elected to have distributed in the form of a single payment upon his termination of employment; and (b) $199,604, which represents the third installment of the bonus earned by Mr. Kispert under the OCPB for fiscal year 2006 that vested in August 2008 and that Mr. Kispert elected to have distributed.

Potential Payments Upon Termination or Change of Control

Our Board of Directors has adopted an Executive Severance Plan (as amended to date, the “Severance Plan”), which provides certain compensation and benefits in the event the participant’s employment with us terminates under certain defined circumstances. In exchange for receiving severance benefits under the Severance Plan, the participant will be subject to a non-compete covenant and non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the Severance Plan.

Our current executive officers participating in the Severance Plan are Richard P. Wallace (our President and Chief Executive Officer), Mark P. Dentinger (our Executive Vice President and Chief Financial Officer), Brian M. Martin (our Senior Vice President, General Counsel and Corporate Secretary), and Virendra A. Kirloskar (our Senior Vice President and Chief Accounting Officer).

If Messrs. Wallace, Dentinger, Martin or Kirloskar is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then such officer will receive (i) salary continuation payments for two years, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed fiscal year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, he will receive (i) salary continuation payments for three years, (ii) an amount equal to three times his average annual bonus for the preceding three completed fiscal years, payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined.

If Mr. Dentinger or Mr. Martin is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then such officer will receive (i) salary continuation payments for two years, (ii) an amount equal to two times his average annual bonus for the preceding three completed fiscal years (or, if an officer has not been employed by us for at least three full fiscal years, two times the annualized average of (A) the bonuses earned by such officer for each of the preceding completed fiscal years that the officer has been with us and (B) a pro-rated amount of the actual bonus that would have been earned by such officer for the fiscal year of his termination or resignation), payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) two paragraphs above), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the two-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculations in clauses (ii) (with respect to an officer who has been with us for less than three full fiscal years) and (iv) of this paragraph with respect to any performance-based equity or bonus awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum amounts that would have been issuable with respect to such awards) has been finally determined.

In addition, Messrs. Wallace, Dentinger and Martin will each be entitled under certain circumstances to a full tax gross-up payment to cover any excise tax liability they may incur under Internal Revenue Code Section 4999 and the resulting income and employment tax liability attributable to that payment, should the benefits to which they become entitled in connection with a change of control constitute parachute payments that exceed by more than $50,000 the maximum parachute payment otherwise allowable under the federal tax laws without the imposition of Section 4999 excise tax.

The Severance Plan also contains a mitigation provision in which the benefits payable are subject to reduction to the extent the participant earns post-termination compensation from sources other than the Company.

The following table shows the estimated amounts that would have been payable to Messrs. Wallace, Dentinger, Martin and Kirloskar upon the occurrence of the indicated event, had the applicable event occurred on June 30, 2009. For such officers, the amount attributable to the accelerated vesting of stock options, performance shares and restricted stock units is based upon the fair market value of our Common Stock on the last trading day of fiscal year 2009. That value was $25.25 per share, as reported on the NASDAQ Global Select Market on June 30, 2009. The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

In addition, the following table sets forth certain information with respect to John H. Kispert, our former President, Chief Operating Officer and Chief Financial Officer and a named executive officer for fiscal year 2009. Mr. Kispert was a participant under the Severance Plan but ceased to be an employee of the Company effective January 1, 2009. In connection with Mr. Kispert’s departure, Mr. Kispert and the Company entered into a Severance and Consulting Agreement dated August 28, 2008, the provisions of which were largely based upon the separation benefits contemplated by the Severance Plan. The table below reflects the actual applicable amounts that were paid or became payable to Mr. Kispert in accordance with the terms of his agreement with us.

The amounts that would have been payable to Messrs. Wallace, Dentinger, Martin and Kirloskar upon the occurrence of the indicated event had the applicable event occurred on June 30, 2009, and the applicable amounts that were paid or became payable to Mr. Kispert in connection with the termination of his employment with the Company during fiscal year 2009, are as follows:

	Event	Salary/ Bonus Continuation & Additional Monthly Payments ($)	Pro-rated Bonus ($)	Stock Options			Accelerated Vesting of Stock Awards ($)	Excise Tax Gross-Up ($)	Total ($)
Name				Accelerated Vesting of Stock Options ($)	Extension of Post- Termination Exercise Period ($)
Richard P. Wallace President & Chief Executive Officer	Termination without Cause or for Good Reason (1)	1,400,000	1,078,422	—	18,631		3,595,600	—	6,092,653
	Termination without Cause or for Good Reason following Change of Control (1)(2)	6,544,125	1,078,422	—	27,266		5,784,674	3,614,598	17,049,085

Mark P. Dentinger Executive Vice President & Chief Financial Officer	Termination without Cause or for Good Reason (1)	800,000	—	—	—		168,342	—	968,342
	Termination without Cause or for Good Reason following Change of Control (1)(2)	848,000	—	—	—		1,010,000	451,063	2,309,063

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	Termination without Cause or for Good Reason (1)	650,000	229,125	—	—		163,746	—	1,042,871
	Termination without Cause or for Good Reason following Change of Control (1)(2)	812,563	229,125	—	—		831,281	—	1,872,969

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Termination without Cause or for Good Reason (1)	540,000	116,638	—	—		325,978	—	982,616

John H. Kispert Former President, Chief Operating Officer & Chief Financial Officer	Termination of Employment (3)	1,180,000	375,058	—	702,971	(4)	2,516,243	—	4,774,272

(1)

For purposes of the Severance Plan, “Cause” means (A) outside of the two-year period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the two-year period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Severance Plan, “Good Reason” means (A) outside of the two-year period following a Change of Control, the occurrence of any of the following events: (i) a material reduction of the participant’s duties, title, authority or responsibilities; (ii) a reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iii) a material reduction in the aggregate level of the participant’s employee benefits, or overall compensation, other than a reduction that applies to other executives generally; or (iv) the relocation of the participant’s office more than thirty-five (35) miles from its then present location, unless such relocated office is closer to the participant’s then principal residence, and (B) within the two-year period following a Change of Control, the occurrence of any of the events listed above in this paragraph except that any reduction in the participant’s base salary shall constitute Good Reason even if such reduction applies to other executives generally; provided however, that in no event shall Good Reason exist unless the participant provides us with thirty (30) days written notice specifying in detail the grounds for a purported Good Reason resignation and we fail to cure the purported grounds for the Good Reason within such thirty (30) day notice period.
(2)	For purposes of the Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of our Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of February 16, 2006 or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(3)	Effective January 1, 2009, Mr. Kispert ceased to be an employee of the Company. The table above reflects the actual amounts that were paid or became payable to Mr. Kispert in accordance with the terms of his Severance and Consulting Agreement dated August 28, 2008 with the Company. In addition to the benefits described in the table above, under the terms of his agreement, Mr. Kispert was also entitled to receive Company-paid COBRA benefits, life insurance benefits and professional financial services, in each case for a specified period following the termination of Mr. Kispert’s employment. The values of these benefits, to the extent provided to Mr. Kispert during fiscal year 2009, are reflected in the Summary Compensation Table under the column entitled “All Other Compensation.”
(4)	Reflects the actual accounting charge taken by the Company with respect to the extension of the post-termination exercise period of all of Mr. Kispert’s stock options, in accordance with the terms of Mr. Kispert’s Severance and Consulting Agreement dated August 28, 2008 with the Company, which provides that each such option will remain exercisable for twelve months following the date Mr. Kispert ceased to be an employee of the Company, but in no event beyond the original term of the award.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification with Related Persons	Our Standards of Business Conduct require that all employees and Directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA-Tencor.

In addition, pursuant to its written charter, the Audit Committee of our Board of Directors reviews all related party transactions between KLA-Tencor, our executive officers and Directors, beneficial owners of five percent or more of our securities, and all other related persons as specified under Item 404 of Regulation S-K promulgated by the SEC for potential conflict of situations. The Audit Committee then approves (or disapproves) each related party transaction, to the extent required by applicable SEC and stock exchange rules. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.

Transactions with Related Persons – Purchases of Goods and Services	The following transactions represent the transactions in which KLA-Tencor was a participant during fiscal year 2009, the amount involved exceeded $120,000, and any related person had a material direct or indirect interest (as determined, and as required to be reported, in accordance with SEC rules and regulations).

During the first six months of fiscal year 2009, Mr. Kennedy served as President and Chief Executive Officer of JDS Uniphase Corporation (“JDSU”). During that six-month period, we purchased $5,048,146 in materials related to lasers (including laser heads and laser tubes) and power supplies from JDSU.

Mr. Calderoni’s brother, Frank Calderoni, serves as an executive officer of Cisco Systems Inc. (“Cisco”). During fiscal year 2009, we purchased approximately $219,768 in telecommunications equipment and services from Cisco.

These transactions were reviewed and approved or ratified by the Audit Committee in accordance with the policies and procedures described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2009 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) A	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (2) B	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A) C
Equity Compensation Plans Approved by Stockholders (3)	15,607,771	$44.07	9,056,359	(4)(5)(6)

Equity Compensation Plans Not Approved by Stockholders (7)(8)	2,795,556	$41.49	—

Total	18,403,327	$43.52	9,056,359

(1)	Includes 5,464,448 shares of our Common Stock subject to restricted stock units that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last business day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2009, the date of the information set forth in the table above and a date on which a purchase occurred under the Purchase Plan, the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing selling price per share of our Common Stock on the purchase date. Effective for offering periods beginning July 1, 2007, however, the purchase price payable per share under the terms of the Purchase Plan will be equal to ninety-five percent (95%) of the closing selling price per share of our Common Stock on the applicable purchase date. As of June 30, 2009, the weighted-average remaining contractual term of all outstanding options was 3.45 years.
(2)	Calculated without taking into account 5,464,448 shares of our Common Stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(3)	Consists of our (a) 2004 Equity Incentive Plan (“2004 Equity Plan”), (b) 1982 Stock Option Plan, (c) Purchase Plan and (d) 1998 Outside Director Option Plan (the “Outside Director Plan”).
(4)	Includes shares of our Common Stock available for future issuance under the 2004 Equity Plan, the Purchase Plan and the Outside Director Plan. No further shares are available for issuance under the 1982 Stock Option Plan.
(5)	As of June 30, 2009, 6,128,294 shares of our Common Stock were available for issuance under the 2004 Equity Plan. Shares reserved for issuance under this plan may be issued upon the exercise of stock options or stock appreciation rights or pursuant to full value awards such as restricted stock awards or restricted stock units that vest upon the completion of designated service periods or performance units or performance shares that vest upon the attainment of prescribed performance milestones. Shares issued pursuant to full value awards made under the 2004 Equity Plan will reduce the share reserve available under such plan by 1.8 shares for every one full value share issued.
(6)	As of June 30, 2009, 1,354,724 shares of our Common Stock were reserved for issuance under the Purchase Plan. This plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under this plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the plan during the forthcoming fiscal year. Two million shares were registered and added to the Purchase Plan during the fiscal year ended June 30, 2009.
(7)	Consists solely of the 2000 Non-Statutory Plan pursuant to which options have been granted to our employees and consultants. The 2000 Non-Statutory Plan was terminated during the fiscal year ended June 30, 2005, and no further options may be granted under that plan.
(8)	Excludes information for options assumed by us in connection with acquisitions of companies. As of June 30, 2009, a total of 40,452 shares of our Common Stock were issuable upon exercise of outstanding options assumed in those acquisitions and issued under the following plans, which have not been approved by our stockholders: Therma-Wave, Inc. 2000 Equity Incentive Plan (as amended), ADE Corporation 1995 Stock Option Plan, ADE Corporation 1997 Employee Stock Option Plan (as amended) and ADE Corporation 2000 Employee Stock Option Plan (as amended). The weighted average exercise price of those outstanding options is $33.72 per share. No additional options may be granted under the plans under which these options were assumed.

REPORT OF THE AUDIT COMMITTEE

KLA-Tencor’s Audit Committee is comprised of non-employee Directors, each of whom meets current standards of independence and financial experience requirements of the NASDAQ Stock Market. From the beginning of fiscal year 2009 through the date of this Proxy Statement, the Audit Committee has consisted of Messrs. Calderoni, Kaufman, Patel and Wang, with Mr. Calderoni serving as the Chairman of the Committee. The Board of Directors has determined that, of the current members of the Audit Committee, both Mr. Calderoni and Mr. Patel are “audit committee financial experts” within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA-Tencor’s website at http://ir.kla-tencor.com, in the Investor Presentations and Corporate Governance section.

KLA-Tencor’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2009 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Audit Committee also met routinely with the independent auditors, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, on a quarterly basis, the members of the Audit Committee discussed with the auditors their independence, and the auditors reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit Committee determined that the independent auditors are independent from management and KLA-Tencor. The Audit Committee also concluded that the provision of services covered by fees paid to the independent auditors was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Securities and Exchange Commission on August 7, 2009.

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Calderoni, Chairman

Stephen P. Kaufman

Kiran M. Patel

David C. Wang

Appendix A

KLA-TENCOR CORPORATION

2004 EQUITY INCENTIVE PLAN

As Amended and Restated

Approved by the Board of Directors on September 15, 2009

Submitted for Stockholder Approval on November 4, 2009

1. Purposes of the Plan. The purposes of this 2004 Equity Incentive Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Service Providers, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(c) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Position” means the Company’s level of cash and cash equivalents.

(i) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are subsequently elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the Common Stock of the Company.

(m) “Company” means KLA-Tencor Corporation.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(o) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 14.

(p) “Director” means a member of the Board.

(q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence in excess of three (3) months will result in the loss of Incentive Stock Option status, unless the Participant is provided with the right to reemployment upon expiration of such leave by statute or contract. If such right to reemployment upon expiration of a leave of absence approved by the Company is not so provided to the Participant, then upon the expiration of the six (6) month period measured from the commencement date of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, including (without limitation) the Nasdaq Global or Global Select Market, the Fair Market Value per Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is not listed on any established stock exchange but is quoted on the Nasdaq System or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value per Share shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value per Share shall, for purposes of Incentive Stock Options, be determined in good faith by the Administrator and shall, for purposes of all other Awards, be determined by the Administrator through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the regulations issued under Section 409A of the Code.

(u) “Fiscal Year” means a fiscal year of the Company.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for that Fiscal Year, as determined in accordance with generally accepted accounting principles.

(x) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(y) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Operating Cash Flow” means the Company’s (or a business unit’s) Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(bb) “Operating Income” means the Company’s (or a business unit’s) income from operations, excluding any unusual items, determined in accordance with generally accepted accounting principles.

(cc) “Option” means a stock option granted pursuant to the Plan.

(dd) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(ee) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff) “Participant” means the holder of an outstanding Award granted under the Plan.

(gg) “Performance Goals” means any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) Total Stockholder Return; (ii) earnings or Net Income per share; (iii) Net Income or Operating Income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or Annual Revenue targets; (vi) Return on Assets, Return on Equity or Return on Sales; (vii) cash flow or Operating Cash Flow or Cash Position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base. In addition, such Performance Goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (F) the operations of any business acquired by the Company; (G) divestitures of one or more business operations or the assets thereof and (H) any other adjustment consistent with the operation of the Plan.

(hh) “Performance Share” means a performance share Award granted to a Participant pursuant to Section 12.

(ii) “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 13.

(jj) “Plan” means this 2004 Equity Incentive Plan.

(kk) “Restricted Stock Unit” means an Award made pursuant to Section 11 of the Plan which will entitle the Participant to receive a share of Common Stock upon the vesting of that unit.

(ll) “Return on Assets” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) average net assets, determined in accordance with generally accepted accounting principles.

(mm) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholders’ equity, determined in accordance with generally accepted accounting principles.

(nn) “Return on Sales” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) revenue, determined in accordance with generally accepted accounting principles.

(oo) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(pp) “Section 16(b)” means Section 16(b) of the Exchange Act.

(qq) “Service Provider” means an Employee, Consultant or Director.

(rr) “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(ss) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 10 hereof.

(tt) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(uu) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

3. Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is limited to 32,000,000 Shares. Such share reserve includes: (i) the initial reserve of 11,000,000 Shares plus 1,500,000 Shares subject to outstanding options under the Company’s 1982 Stock Option Plan and the Company’s 2000 Nonstatutory Stock Option Plan that subsequently expired unexercised; (ii) an increase of 8,500,000 Shares, approved by the Board and subsequently approved by the stockholders in November 2007; and (iii) an additional increase of 11,000,000 Shares, approved by the Board subject to stockholder approval at the Company’s Annual Meeting of Stockholders in November 2009.

Any Shares issued upon the exercise of Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share so issued. Any Shares issued pursuant to Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards for cash consideration per Share or unit less than 100% of Fair Market Value on the award date shall be counted against the numerical limits of this Section 3 as 1.8 shares for every one share so issued.

The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units, is forfeited by the Participant or any unvested Shares issued pursuant to that Award are repurchased by the Company at a price per share not greater than the original issue price, then the Shares not issued under such Award or any issued but unvested Shares forfeited or repurchased under such Award shall become available for future issuance under the Plan (unless the Plan has terminated). With respect to SARs, only shares actually issued upon the exercise of the SAR shall cease to be available under the Plan; all remaining shares under SARs shall remain available for future issuance under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future issuance under the Plan; provided, however, that if unvested Shares issued pursuant to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original issue price or are forfeited by the Participants, then such Shares shall become available for future issuance under the Plan. Shares used to pay the exercise or issue price for the Shares subject to an Option or other Award shall become available for future issuance under the Plan. To the extent an Award under the Plan is paid out in cash rather than Common Stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan. Shares withheld by the Company in satisfaction of the applicable withholding taxes upon the issuance, vesting or settlement of Awards shall be available for future issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options or other Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured so as to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted so as to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock in accordance with Section 2(t) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine when and to what extent Awards or any combination thereof are to be granted hereunder;

(iv) to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), the issue dates for the Shares underlying such Awards (other than Options or SARs), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 20(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise, vesting or settlement of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, rounded up to the nearest whole Share (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (or, if such tax determination date is not a market trading day, then the Fair Market Value shall be determined as of the market trading day immediately prior to such tax determination date). All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable. The Administrator may also structure one or more such Awards so that a portion of the underlying Shares will automatically be withheld to satisfy the applicable withholding taxes upon the issuance, vesting or settlement of those Awards;

(xii) to determine the terms and restrictions applicable to Awards; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Restricted Stock Units, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Code Section 162(m) Provisions.

(a) Option and SAR Annual Share Limit. No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 400,000 Shares in the aggregate; provided, however, that such limit shall be increased to 1,200,000 Shares for the Fiscal Year in which the Participant commences Service Provider status.

(b) Restricted Stock and Performance Share Annual Limit. No Participant shall be granted, in any Fiscal Year, Restricted Stock Units and/or Performance Shares covering more than 200,000 Shares in the aggregate; provided, however, that such limit shall be increased to 600,000 Shares for the Fiscal Year in which the Participant commences Service Provider status.

(c) Performance Units Annual Limit. No Participant shall receive Performance Units, in any Fiscal Year, having an initial value greater than $1,000,000 in the aggregate; provided, however, that such limit shall be increased to $3,000,000 for the Fiscal Year in which the Participant commences Service Provider status.

(d) Section 162(m) Performance Restrictions. For purposes of qualifying Awards of Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. With respect to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of that Award under Section 162(m) of the Code (e.g., in setting the Performance Goals and in subsequently certifying the attainment of those goals). No performance vesting requirements used to qualify such Awards as performance-based compensation under Section 162(m) of the Code may be waived by the Administrator, except in the event of an involuntary termination of the Participant’s Service Provider status or as otherwise provided in Section 18(c).

(e) Changes in Capitalization. The numerical limitations in Sections 7(a) and (b) shall be adjusted equitably and proportionately in connection with any change in the Company’s capitalization as described in Section 18(a).

8. Term of Plan. The Plan shall continue in effect for a term of ten (10) years following the date upon which the Board approved the Plan in 2004.

9. Stock Options.

(a) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(b) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award under the Plan.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for the period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial accounting purposes and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) a broker-dealer sale and remittance program pursuant to which the Participant shall (A) provide instructions (either in writing or electronically) to a Company designated brokerage firm (or, with respect to Participants subject to Section 16(b), a broker reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of some or all of the purchased Shares and remit to the Company on the settlement date sufficient funds to cover the aggregate exercise price payable for the purchased Shares and any applicable withholding taxes and (B) shall provide directives (either in writing or electronically) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on the settlement date in order to complete the sale transaction;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised, unless the sale and remittance procedure under Section 9(e)(iv) is utilized. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares covered by the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 18 of the Plan. Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship as a Service Provider. If a Participant terminates Service Provider status, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination of Service Provider status. If, on the date of such termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by the vested Option shall revert to the Plan.

(h) Disability. If a Participant terminates Service Provider status as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination of Service Provider status by reason of Disability. If, on the date of such termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by the vested Option shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) Special Extension of Exercise Period. The Administrator may include in the Award Agreement for one or more Option grants made under the Plan an automatic extension provision whereby the specified post-termination exercise period in effect for each such Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-termination exercise period during which the exercise of that Option or the immediate sale of the Shares acquired under such Option could not be effected in compliance with Applicable Laws, but in no event shall such an extension result in the continuation of any such Option beyond the expiration date of the term of that Option.

(k) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company or any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(k), Incentive Stock Options shall be taken into account in the order in which they were granted, except to the extent otherwise provided under Applicable Law, and the Fair Market Value of the Shares shall be determined as of the time of grant.

10. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant, subject to the express limitations of the Plan.

(b) Exercise Price and other Terms. Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award under the Plan.

(c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the amount by which the Fair Market Value per Share on the date of exercise exceeds the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

(d) Payment upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement, but in no event shall such term exceed ten (10) years.

(g) Termination of Relationship as a Service Provider. If a Participant terminates Service Provider status, other than upon the Participant’s death or Disability, the Participant may exercise his or her SAR within such period of time as is specified in the Award Agreement to the extent that the SAR is vested on the date of such termination (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for three (3) months following the Participant’s termination of Service Provider status. If, on the date of such termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by the vested SAR shall revert to the Plan.

(h) Disability. If a Participant terminates Service Provider status as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the Award Agreement to the extent the SAR is vested on the date of such termination (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination of Service Provider status by reason of Disability. If, on the date of such termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by the vested SAR shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(j) Special Extension of Exercise Period. The Administrator may include in the Award Agreement for one or more SAR Awards made under the Plan an automatic extension provision whereby the specified post-termination exercise period in effect for each such SAR Award shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-termination exercise period during which the exercise of that SAR Award or the immediate sale of the Shares acquired under such Award could not be effected in compliance with Applicable Laws, but in no event shall such an extension result in the continuation of any such SAR Award beyond the expiration date of the term of that Award.

11. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares underlying each Award of Restricted Stock Units and (ii) the conditions that must be satisfied for those Shares to vest and become issuable, which typically will be based principally or solely on the continued provision of services but may include a performance-based component. Each Restricted Stock Unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to that Award. The Shares underlying each Restricted Stock Unit Award shall not be issued until the applicable vesting conditions are satisfied. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Stock Units.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock Units awarded under the Plan. Restricted Stock Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock Units are awarded. The Administrator may require the recipient to sign a Restricted Stock Unit Award agreement as a condition of the award. Any certificates representing the Shares of Common Stock issued under such Award shall bear such legends as shall be determined by the Administrator.

(c) Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award shall be evidenced by an agreement that shall specify the cash consideration (if any) payable per underlying Share and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if there is a cash issue price payable for the Shares underlying the Restricted Stock Unit Award, such price must be paid no more than ten (10) years following the date of the Award.

12. Performance Shares.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares underlying each Performance Share Award and (ii) the conditions that must be satisfied for those Shares to vest and become issuable, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Shares.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share Awards shall be subject to the terms, conditions and restrictions determined by the Administrator at the time the Award is made, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Share Award Agreement as a condition of the Award. Any certificates representing the Shares issued under such Award shall bear such legends as shall be determined by the Administrator.

(c) Performance Share Award Agreement. Each Performance Share Award shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

13. Performance Units.

(a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied in order for the awarded Performance Units to vest, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b) Number of Performance Units. Subject to Section 7(c) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Award is made, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d) Performance Unit Award Agreement. Each Performance Unit Award shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

14. Deferred Stock Units.

(a) Description. Deferred Stock Units shall consist of a Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until the underlying Shares (or cash equivalent) are distributed to the Participant.

(b) 162(m) Limits. Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 7 hereof.

15. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

16. Part-Time Service.

(a) Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder (other than Performance Shares or RSUs) shall be extended on a proportionate basis in the event an Employee on a full-time schedule transitions to a work schedule under which he or she is customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

(b) Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Performance Share or RSU Awards granted hereunder shall continue unchanged and unaffected in the event an Employee on a full-time schedule transitions to a work schedule under which he or she is customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service.

17. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

18. Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

(a) Changes in Capitalization. The number and/or class of securities covered by each outstanding Award, the number and/or class of securities available for issuance under the Plan (including shares or securities returned to the Plan upon cancellation or expiration of an Award), as well as the exercise or issue price per share in effect under each such outstanding Award (provided the aggregate exercise or issue price shall remain the same) and the 162(m) fiscal-year share issuance limits under Sections 7(a) and (b) hereof shall be equitably and proportionately adjusted to reflect any change to the Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, exchange of shares, spin-off transaction, or any other change to the Common Stock effected without receipt of consideration by the Company, and shall also be equitably and proportionally adjusted should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee in such manner as it deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards, and such adjustments shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Shares subject to such Award, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture provisions applicable to any Award shall lapse 100%, and any other vesting and issuance provisions applicable to any Award and the underlying Shares shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent an Award has not been previously exercised (with respect to Options and SARs) or the Shares underlying any other Award have not vested and issued, the Award and the right to acquire Shares thereunder will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control.

(i) Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an economically equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(ii) Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award shall be assumed or an economically equivalent Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute for the Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Award, the Participant shall fully vest in the Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Award, including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award shall be considered assumed if, following the Change of Control, that Award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(iii) Automatic Vesting Acceleration. The Administrator shall have the authority to structure one or more Awards under the Plan so that those Awards shall automatically vest in whole or in part immediately prior the effective date of a Change of Control transaction or upon the subsequent termination of the Participant’s status as a Service Provider within a designated period following the effective date of such Change of Control, whether or not those Awards are assumed or substituted for in that Change of Control.

(iv) Section 162(m) Awards. The Administrator shall also have the authority to structure one or more Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards intended to qualify as performance-based compensation under Code Section 162(m) so that those Awards will automatically vest in whole or in part immediately prior the effective date of a Change of Control transaction or upon an involuntary termination of the Participant’s status as a Service Provider within a designated period following the effective date of such Change of Control, even though the automatic vesting of those Awards may result in their loss of performance-based status under Code Section 162(m).

19. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Plan without obtaining stockholder approval.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute) or other Applicable Laws, rules or regulations, including the requirements of any exchange on which the Common Stock is listed or quoted. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan, and no Shares subject to any Award shall actually be issued unless and until such stockholder approval is obtained.

23. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Appendix B

KLA-TENCOR CORPORATION

PERFORMANCE BONUS PLAN

1) Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by offering Participants the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m).

2) Definitions.

(a) “Actual Award” means, as to any Performance Period, the actual cash award (if any) payable to the Participant for a Performance Period. Each Actual Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Actual Award otherwise payable.

(b) “Base Salary” means, as to any Performance Period, the Participant’s earned salary during that Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Position” means the Company’s level of cash and cash equivalents.

(e) “Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or (iii) a change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(h) “Company” means KLA-Tencor Corporation.

(i) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as Performance-Based Compensation.

(j) “Fiscal Year” means a fiscal year of the Company.

(k) “Maximum Award” means as to any Participant (i) for any Performance Period with a duration of 12 months or longer, $4,000,000 for such Performance Period; and (ii) for any Performance Period with a duration of less than 12 months, an amount equal to the product of (A) $4,000,000 times (B) a fraction in which the numerator is the number of months in such Performance Period (including any fractional months) and the denominator is 12.

(l) “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for that Fiscal Year, as determined in accordance with generally accepted accounting principles.

(m) “Operating Cash Flow” means the Company’s (or a business unit’s) Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(n) “Operating Income” means the Company’s (or a business unit’s) income from operations, excluding any unusual items, determined in accordance with generally accepted accounting principles.

(o) “Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

(p) “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(q) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(r) “Performance Goals” means any of the following performance criteria upon which the payment of Actual Awards and/or Target Awards under the Plan may be based: (i) Total Stockholder Return; (ii) earnings or Net Income per share; (iii) Net Income or Operating Income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or Annual Revenue targets; (vi) Return on Assets, Return on Equity or Return on Sales; (vii) cash flow or Operating Cash Flow or Cash Position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base. In addition, such Performance Goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or

Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (F) the operations of any business acquired by the Company; (G) divestitures of one or more business operations or the assets thereof and (H) any other adjustment consistent with the operation of the Plan.

(s) “Performance Period” means any Fiscal Year or such other period shorter or longer than a Fiscal Year, as determined by the Committee in its sole discretion. However, no Performance Period shall have a duration longer than three Fiscal Years. Also, with respect to any Participant, no more than three Performance Periods shall exist at any one time.

(t) “Plan” means this Performance Bonus Plan, as amended from time to time.

(u) “Return on Assets” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) average net assets, determined in accordance with generally accepted accounting principles.

(v) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholders’ equity, determined in accordance with generally accepted accounting principles.

(w) “Return on Sales” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) revenue, determined in accordance with generally accepted accounting principles.

(x) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(y) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(z) “Termination of Employment” means a cessation of the employee-employer relationship between an employee and the Company or its affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of an affiliate of the Company, but excluding any such termination where there is a simultaneous reemployment by the Company or one of its affiliates.

(aa) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3) Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Actual Awards and the amount, manner and time of payment of any Actual Awards hereunder;

ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Actual Awards; and

iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4) Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5) Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Determination Date.

6) Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.

7) Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award applicable to such Performance Period.

8) Determination of Awards; Award Payment.

a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (i) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (ii) determine what Actual Award, if any, shall be paid in the event of a Termination of Employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a Termination of Employment for any reason following a Change of Control prior to the end of the Performance Period, and (iii) determine what Actual Award, if any, will be paid in the event of a Termination of Employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an Actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

(b) Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c) Form of Payment. The Company shall pay all Actual Awards in cash paid to the Participant.

(d) Timing of Payments. Except as provided in Section 8(e), the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Actual Award for a Performance Period, but no later than the later of (i) the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month of the calendar year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture.

(e) Deferral. The Committee may defer payment of, and apply a vesting schedule to, one or more Actual Awards, or any portion(s) thereof, as the Committee (in its sole discretion) determines, except that no such vesting schedule may exceed four years. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and in a manner satisfying the requirements of Section 409A of the Code.

It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

9) Term of Plan. The Plan became effective on July 1, 2005. The Plan shall continue until terminated under Section 10 of the Plan.

10) Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Actual Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Actual Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Actual Award or (ii) cause compensation that is, or may become, payable here-under to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11) Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12) Employment. This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Company any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Plan.

13) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14) Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15) Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16) Governing Law. The Plan shall be governed by the laws of the State of California (without regard to its conflict of laws provisions).

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DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Eastern Time, on November 3, 2009.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/klac

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR each of the Class II Director Nominees (Proposal 1) and a vote FOR Proposals 2-4.

1. To elect as Class II Directors the four candidates nominated by the Company’s Board of Directors to each serve for a three-year term, each until his successor is duly elected:

For Withhold

For Withhold

For Withhold

01—Robert P. Akins Class II Director

02—Robert T. Bond Class II Director

03—Kiran M. Patel Class II Director

04—David C. Wang Class II Director

For Against Abstain

2. To approve the amendment and restatement of the Company’s 2004 Equity Incentive Plan (the “2004 Equity Plan”) to increase the number of shares reserved for issuance under the 2004 Equity Plan by 11,000,000 shares and reapprove the material terms of the 2004 Equity Plan, including the list of corporate performance goals through which certain awards made under the plan may be earned in order to quality those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”).

3. To approve the material terms of the Company’s Performance Bonus Plan, including an expansion and reapproval of the list of corporate performance goals to which the payment of cash bonus awards made under the plan may be tied in order to quality those awards as performance-based compensation for purposes of Section 162(m).

4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.

In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

KLA-TENCOR

Proxy — KLA-TENCOR CORPORATION

Notice of Annual Meeting of Stockholders

One Technology Drive

Milpitas, CA 95035

Proxy Solicited by Board of Directors for Annual Meeting - November 4, 2009

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, November 4, 2009 at 1:00 p.m., local time, in Multipurpose Rooms East and West in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, CA 95035, for the purposes stated on the reverse side.

The undersigned hereby appoints Mark P. Dentinger and Brian M. Martin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of KLA-Tencor Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2-4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE